UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF

THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):  JULY 1, 2002

NETWORKS ASSOCIATES, INC.

(EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

COMMISSION FILE NUMBER 0-20558

Delaware	77-0316593

(State of incorporation)	(I.R.S. Employer Identification No.)

3965 Freedom Circle
Santa Clara, California 95054
(408) 988-3832
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

ITEM 5. OTHER EVENTS.
ITEM 7. EXHIBITS
SIGNATURES
EXHIBIT 23.1

ITEM 5. OTHER EVENTS.

In accordance with Statement of Financial Accounting Standards No. 142 “Goodwill and Other Intangible Assets” paragraph 61, Networks Associates, Inc. (“the Company”) is filing a revised 2001, 2000 and 1999 Consolidated Financial Statements and Notes to Consolidated Financial Statements to include supplemental disclosure requirements. The supplemental disclosure requirements can be found in Note 21 of the Notes to Consolidated Financial Statements.

The following is the 2001, 2000 and 1999 Consolidated Financial Statements and Notes to Consolidated Financial Statements and related Report of Independent Accountants:

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of

Networks Associates, Inc.:

In our opinion, the accompanying consolidated balance sheets and the related statements of operations and comprehensive loss, of stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Networks Associates, Inc. and its subsidiaries at December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As indicated in Note 3 to these accompanying consolidated financial statements, the Company has restated and reclassified its consolidated financial statements for the years ended December 31, 2000, 1999 and 1998 and the balance sheet as of December 31, 2001.

/s/ PRICEWATERHOUSECOOPERS LLP

PricewaterhouseCoopers LLP
San Jose, California
January 17, 2002, except as to Note 3,
which is as of May 17, 2002

NETWORKS ASSOCIATES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,

	2001	2000

	(In thousands, except
	share and per share data)
	(As Restated	(As Restated
	See Note 3)	See Note 3)
ASSETS
Current assets:
Cash and cash equivalents	$612,832	$275,539
Short-term marketable securities	135,761	85,721
Accounts receivable, net of allowance for doubtful accounts of $8,394 and $15,332, respectively	136,366	122,315
Prepaid expenses, income taxes and other current assets	54,959	50,346
Deferred taxes	142,869	86,771

Total current assets	1,082,787	620,692
Long-term marketable securities	194,357	332,893
Fixed assets, net	64,040	75,499
Land	4,414	—
Deferred taxes	84,399	120,261
Intangible assets	185,054	220,255
Other assets	18,853	22,020

Total assets	$1,633,904	$1,391,620

LIABILITIES
Current liabilities:
Accounts payable	$26,368	$46,816
Accrued liabilities	293,583	254,282
Deferred revenue	250,048	151,566

Total current liabilities	569,999	452,664
Deferred taxes	20,445	7,971
Deferred revenue, less current portion	24,312	26,592
Convertible debentures	578,850	396,336
Other long term liabilities	393	532

Total liabilities	1,193,999	884,095

Commitments and contingencies (Notes 9 and 17)
Minority interest	17,311	11,067
STOCKHOLDERS’ EQUITY
Preferred stock, $0.01 par value:
Authorized: 5,000,000 shares; Issued and outstanding: none in 2001 and 2000	—	—
Common stock, $0.01 par value:
Authorized: 300,000,000 shares; Issued: 140,699,222 shares in 2001 and 139,328,528 shares in 2000; Outstanding: 140,699,222 shares in 2001 and 138,089,775 shares in 2000	1,406	1,381
Treasury stock, at cost: no shares in 2001 and 1,238,753 shares in 2000	—	(23,186)
Additional paid-in capital	742,315	685,423
Accumulated other comprehensive loss	(30,345)	(31,266)
Accumulated deficit	(290,782)	(135,894)

Total stockholders’ equity	422,594	496,458

Total liabilities, minority interest and stockholders’ equity	$1,633,904	$1,391,620

The accompanying notes are an integral part of these consolidated financial statements.

NETWORKS ASSOCIATES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

	Years Ended December 31,

	2001	2000	1999

	(As	(As Restated	(As Restated
	Reclassified	and	and
	See Note 3)	Reclassified	Reclassified
		See Note 3)	See Note 3)

	(In thousands, except per share data)
Net revenue:
Product	$533,538	$457,964	$401,413
Services and support	277,436	239,778	209,571

Total net revenue	810,974	697,742	610,984

Cost of net revenue:
Product	103,052	113,394	88,729
Services and support	55,026	42,301	42,094

Total cost of net revenue	158,078	155,695	130,823

Operating costs and expenses:
Research and development(1)	146,701	172,968	152,728
Marketing and sales(2)	419,957	377,001	326,160
General and administrative(3)	109,946	85,064	84,719
Provision for doubtful accounts, net	(9,673)	9,924	44,809
Amortization of intangibles	64,110	66,282	58,400
Acquisition, restructuring and other related costs(4)	3,821	—	(18,732)

Total operating costs and expenses	734,862	711,239	648,084

Loss from operations	(81,966)	(169,192)	(167,923)
Interest and other income	28,631	44,624	30,678
Interest expense	(24,697)	(18,169)	(17,332)
Gain (loss) on investments, net	7,280	40,361	(6,145)
Write down of strategic and other investments	(20,631)	(10,000)	—

Loss before provision for income taxes, minority interest and extraordinary item	(91,383)	(112,376)	(160,722)
Provision for (benefit from) income taxes	11,409	16,504	(3,497)

Net loss before minority interest and extraordinary item	(102,792)	(128,880)	(157,225)
Minority interest in loss of consolidated subsidiaries	411	4,954	340

Loss before extraordinary item	(102,381)	(123,926)	(156,885)
Extraordinary item, gain on redemption of debt, net of taxes	1,731	—	—

Net loss	$(100,650)	$(123,926)	$(156,885)

Other comprehensive income (loss):
Unrealized gain (loss) on marketable securities and investments	$1,950	$2,654	$(1,610)
Foreign currency translation loss	(1,029)	(23,963)	(6,813)

Comprehensive loss	$(99,729)	$(145,235)	$(165,308)

Basic and Diluted net loss per share:
Loss before extraordinary item	$(0.74)	$(0.90)	$(1.13)
Extraordinary item, gain on redemption of debt, net of taxes	0.01	—	—

Net (loss) per share — basic and diluted	$(0.73)	$(0.90)	$(1.13)

Shares used in per share calculation — basic and diluted	137,847	138,072	138,695

(1)	Includes stock-based compensation charge of $4,604, $1,894 and $4,515 in 2001, 2000 and 1999, respectively.

(2)	Includes stock-based compensation charge of $10,354, $4,570 and $7,162 in 2001, 2000 and 1999, respectively.

(3)	Includes stock-based compensation charge of $9,235, $2,250 and $3,893 in 2001, 2000 and 1999, respectively.

(4)	Includes stock-based compensation charge of $519, $0 and $0 in 2001, 2000 and 1999, respectively.

The accompanying notes are an integral part of these consolidated financial statements.

NETWORKS ASSOCIATES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

					Accumulated	Retained
	Common Stock			Additional	Other	Earnings	Total
			Treasury	Paid-In	Comprehensive	(Accumulated	Stockholders’
	Shares	Amount	Stock	Stock	Loss	Deficit)	Equity

	(In thousands)
Balances, December 31, 1998 (As previously reported)	137,123	$1,371	$—	$527,862	$(1,534)	$195,139	$722,838
Inaccuracies	—	—	—	—	—	(4,004)	(4,004)

Balances, December 31, 1998 (As restated)	137,123	1,371	—	527,862	(1,534)	191,135	718,834
Issuance of common stock upon exercise of stock options	1,196	12	1,414	17,348	—	(360)	18,414
Issuance of common stock upon exercise of stock options by McAfee.com	—	—	—	123	—	—	123
Issuance of common stock from Employee Stock Purchase Plan	578	6	—	8,929	—	—	8,935
Repurchase of common stock	(685)	(7)	(12,437)	—	—	—	(12,444)
FSA conversion of preferred stock to common stock	438	4	—	—	—	—	4
Exercise of warrants	85	1	—	458	—		459
Proceeds from sale of put options				5,250	—	—	5,250
Compensation charge due to repricing of stock options and McAfee.com options	—	—	—	15,570	—	—	15,570
Issuance of stock by consolidated subsidiary	—	—	—	78,945	—	—	78,945
Minority Interest	—	—	—	(9,664)	—	—	(9,664)
Foreign currency translation	—	—	—	—	(6,813)	—	(6,813)
Unrealized loss on investments	—	—	—	—	(1,610)	—	(1,610)
Net loss (As Restated See Note 3)	—	—	—	—	—	(156,885)	(156,885)

Balances, December 31, 1999 (As restated)	138,735	1,387	(11,023)	644,821	(9,957)	33,890	659,118
Issuance of common stock upon exercise of stock options	3,036	30	72,054	—	—	(39,788)	32,296
Issuance of common stock upon exercise of stock options by McAfee.com	—	—	—	3,461	—	—	3,461
Issuance of common stock from Employee Stock Purchase Plan	666	7	16,156	1,322	—	(6,070)	11,415
Repurchase of common stock	(4,347)	(43)	(100,373)	—	—	—	(100,416)
Proceeds from sale of put options	—	—	—	13,890	—	—	13,890
Compensation charge due to repricing of stock options and McAfee.com options	—	—	—	8,714	—	—	8,714
Issuance of stock by consolidated subsidiary	—	—	—	19,600	—	—	19,600
Minority interest	—	—	—	(6,385)	—	—	(6,385)
Foreign currency translation	—	—	—	—	(23,963)	—	(23,963)
Unrealized gain on investments	—	—	—	—	2,654	—	2,654
Net loss (As Restated See Note 3)	—	—	—	—	—	(123,926)	(123,926)

Balances, December 31, 2000 (As restated)	138,090	1,381	(23,186)	685,423	(31,266)	(135,894)	496,458
Issuance of common stock upon exercise of stock options	3,233	13	41,575	15,482	—	(27,626)	29,444
Issuance of common stock upon exercise of stock options by McAfee.com	—	—	—	12,107	—	—	12,107
Issuance of common stock from Employee Stock Purchase Plan	1,376	12	35,411	705	—	(26,612)	9,516
Repurchase of common stock	(2,000)	—	(53,800)	—	—	—	(53,800)
Compensation charge due to repricing of stock options	—	—	—	24,712	—	—	24,712
Tax benefit from exercise of nonqualified stock options	—	—	—	5,389	—	—	5,389
Issuance of stock by consolidated subsidiary	—	—	—	5,523	—	—	5,523
Minority interest	—	—	—	(7,026)	—	—	(7,026)
Foreign currency translation	—	—	—	—	(1,029)	—	(1,029)
Unrealized gain on investments	—	—	—	—	1,950	—	1,950
Net loss	—	—	—	—	—	(100,650)	(100,650)

Balances, December 31, 2001 (As restated)	140,699	$1,406	$—	$742,315	$(30,345)	$(290,782)	$422,594

The accompanying notes are an integral part of these consolidated financial statements.

NETWORKS ASSOCIATES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,

	2001	2000	1999

		(As Restated	(As Restated
		See Note 3)	See Note 3)

	(In thousands)
Cash flows from operating activities:
Net loss	$(100,650)	$(123,926)	$(156,885)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	108,054	90,096	81,492
Provision for doubtful accounts, net	(9,673)	9,924	44,809
Provision for sales returns and allowances, net	125,868	100,202	178,118
Impairment of goodwill	—	3,639	—
Impairment of strategic investments	20,631	10,000	—
Non-cash interest on debt	24,697	18,169	17,332
Stock-based compensation	24,712	8,714	15,570
Deferred taxes	(15,971)	(27,385)	(81,847)
Net realized (gain) loss on investments	(7,280)	137	6,145
Gain on the sale of Goto.com investment	—	(28,551)	—
Gain on the sale of Network Associates Japan investment	—	(11,947)	—
Minority interest	(411)	(4,954)	(340)
Extraordinary item — gain on redemption of debt, net of taxes	(1,731)	—	—
Tax benefit from exercise of nonqualified stock options	5,389	—	—
Changes in assets and liabilities:
Accounts receivable	(136,569)	(63,820)	(136,789)
Prepaid expenses, income taxes and other current assets	(310)	(11,723)	22,650
Accounts payable and accrued liabilities	12,539	28,006	31,022
Deferred revenue	96,411	30,091	(39,357)

Net cash provided by (used in) operating activities	145,706	26,672	(18,080)

Cash flows from investing activities:
Purchase of marketable securities	(678,093)	(510,247)	(393,363)
Sale of marketable securities	754,182	562,132	233,499
Purchase of acquired technology	(12,250)	(12,500)	—
Purchase of other investments	—	(21,650)	—
Purchase of fixed assets	(31,493)	(54,031)	(20,458)
Proceeds from sale of Goto.com investment	—	36,750	—
Proceeds from sale of fixed assets	—	—	6,518
Proceeds from sale of shares of Network Associates Japan	—	11,947	—
Purchase of shares of Network Associates Japan	(10,655)	—	—
Acquisition by subsidiary, net of cash acquired	(916)	(1,958)	—

Net cash provided by (used in) investing activities	20,775	10,443	(173,804)

Cash flows from financing activities:
Repayment of notes payable	—	(367)	(3,085)
Issuance of common stock under stock option, purchase plans and warrants	51,067	47,172	27,931
Proceeds from sale of put options	—	13,890	5,250
Repurchase of common stock	(53,800)	(100,416)	(12,444)
Proceeds of McAfee.com initial public offering, net	—	—	78,945
Change in minority interest and other	264	318	—
Issuance of convertible debentures, net of issuance costs	335,081	—	—
Repurchase of convertible debentures	(173,708)

Net cash provided by (used in) financing activities	158,904	(39,403)	96,597
Effect of exchange rate changes on cash and cash equivalents	11,908	(38,957)	(6,828)

Net increase (decrease) in cash and cash equivalents	337,293	(41,245)	(102,115)
Cash and cash equivalents at beginning of year	275,539	316,784	418,899

Cash and cash equivalents at end of year	$612,832	$275,539	$316,784

Non cash investing activities:
Unrealized gain (loss) on marketable investments	$1,950	$2,654	$(1,610)
Conversion of FSA preferred stock into common stock	$—	$—	$459
McAfee.com stock issued in acquisitions	$5,523	$19,600	$—
Supplemental disclosure of cash flow information:
Cash paid (refund received) during the year for income taxes	$8,844	$46,715	$(17,544)

The accompanying notes are an integral part of these consolidated financial statements.

NETWORKS ASSOCIATES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.     Organization and Business

      Networks Associates, Inc. and its majority owned subsidiaries (the “Company”) develop, market, distribute and support network security and network management software products. The Company’s markets are worldwide and include corporate, governmental, institutional users, and individuals as well as resellers and distributors. International sales and support are provided by subsidiaries in principally European and Asian markets and through independent agents and distributors elsewhere.

2.     Summary of Significant Accounting Policies

     Basis of Presentation

      The accompanying consolidated financial statements include the accounts of the Company and majority owned subsidiaries, including McAfee.com. All intercompany accounts and transactions have been eliminated. Subsidiaries may enter into contractual arrangements that may restrict their ability to make dividend payments or loans and advances to Networks Associates, the parent company.

      Certain reclassifications have been made to the prior year’s financial statements to conform to the current year’s presentation. These reclassifications had no effect on the prior year’s stockholders’ equity or results of operations.

     Minority Interest

      Minority interest in (income) loss of consolidated subsidiaries represents the minority stockholders’ share of the income or loss of various consolidated subsidiaries. The minority interest in the consolidated balance sheets reflect the original investment by these minority stockholders in these consolidated subsidiaries, along with their proportional share of the accumulated earnings or losses, together with their share of any capital transactions, such as stock issuances.

     Use of Estimates

      The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amount of assets and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Significant estimates include those required in the valuation of intangible assets acquired in purchase combinations, allowances for doubtful accounts, sales returns and allowances, vendor specific objective evidence of the fair value of the various elements of the Company’s multiple element software transactions and valuation allowances for deferred tax assets. Actual results could differ from those estimates.

     Certain Risks and Concentrations

      The Company’s revenues are derived from the license of its software products. The markets in which the Company competes are highly competitive and rapidly changing. Significant technological changes, changes in customer requirements, or the emergence of competitive products with new capabilities or technologies could adversely affect operating results. The Company has historically derived a majority of its net revenues from the anti-virus software products and network fault and performance management products. These products are expected to continue to account for a significant portion of net revenue for the foreseeable future. As a result of this revenue concentration, the Company’s business could be harmed by a decline in demand for, or in the prices of, these products as a result of, among other factors, any change in pricing model, a maturation in the markets for these products, increased price competition or a failure by the Company to keep up with technological change.

NETWORKS ASSOCIATES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The Company sells a significant amount of its products through intermediaries such as distributors. The Company’s top ten in the United States distributors typically represent approximately 38% to 43% of net revenue in any quarter. Our largest distributor, Ingram Micro, Inc., accounted for approximately 28% of net revenue for the year ended December 31, 2001.

      The Company’s distributor agreements may be terminated by either party without cause. If one of the Company’s significant distributors terminates its distribution agreement, the Company could experience a significant interruption in the distribution of its products.

      The Company’s distributors may sell other vendor’s products that are complementary to, or compete with, its products. While the Company encourages its distributors to focus on the Company’s products through market and support programs, these distributors may give greater priority to products of other suppliers, including competitors.

      Some of the Company’s distributors may experience financial difficulties, which could adversely impact collection of accounts receivable. The Company regularly reviews the collectibility and credit-worthiness of its distributors to determine an appropriate allowance for doubtful accounts. The Company’s bad debt allowance was approximately $8.4 million at December 31, 2001 and $15.3 million at December 31, 2000. In 1999, one large European distributor, CHS, entered bankruptcy requiring the Company to record a related accounts receivable write-off of approximately $28.7 million. Also in 1999, Pinacor, a U.S. distributor, entered bankruptcy requiring the Company to record a related accounts receivable write-off of approximately $6.0 million. The Company’s uncollectable accounts could exceed our current or future allowances.

      The Company has significant accounts receivable from several major distributors and from customers across a broad demographic base. The Company performs ongoing credit evaluations of its customers and maintains allowances for doubtful accounts. The Company does not request collateral from any of its customers prior to granting credit.

      The Company maintains the majority of cash balances and all of its short-term investments with eight financial institutions. The Company invests with high credit quality financial institutions and, by policy, limits the amount of credit exposure to any one financial institution.

      Certain of the Company’s products contain critical components supplied by a single or a limited number of third parties. The Company has been required to purchase and inventory certain of the computer platforms around which it designs its products to ensure an available supply of the product for customers. Any significant shortage of these platforms or other components or the failure of the third party supplier to maintain or enhance these products could materially adversely affect the Company’s results of operations.

      The Company relies on a limited number of third parties to manufacture some of its hardware-based Sniffer and E-ppliance products. Reliance on third-party manufacturers involves a number of risks, including the lack of control over the manufacturing process and the potential absence or unavailability of adequate capacity. If any of the Company’s third party manufacturers cannot or will not manufacture its products in required volumes, on a cost-effective basis, in a timely manner, or at all, the Company will have to secure additional manufacturing capacity. Even if this additional capacity is available at commercially acceptable terms, the qualification process could be lengthy and could cause interruptions in product shipments.

     Foreign Currency Translation

      The Company considers the local currency to be the functional currency for its international subsidiaries. Assets and liabilities denominated in foreign currencies are translated using the exchange rate on the balance sheet date. Revenues and expenses are translated at average exchange rates prevailing during the year. Translation adjustments resulting from this process are charged or credited to accumulated other comprehen-

NETWORKS ASSOCIATES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

sive loss. Where the US Dollar is the functional currency of the subsidiary, all remeasurement adjustments are recorded in the statement of operations.

      Foreign currency transaction gains and losses, which to date have not been material, are included in the statement of operations.

     Derivatives

      The Company adopted Statement of Financial Accounting Standard (SFAS) No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended, at the beginning of its fiscal year 2001. The standard requires the Company to recognize all derivatives on the balance sheet at fair value. Derivatives that are not hedges must be adjusted to fair value through the statement of operations. If the derivative is a hedge, depending on the nature of the hedge, changes in the fair value of derivatives will either be offset against the change in fair value of the hedged assets, liabilities or firm commitments through earnings, or recognized in other comprehensive income (loss) until the hedged item is recognized in earnings. The ineffective portion of a derivative’s change in fair value will be immediately recognized in earnings. The Company’s use of derivative financial instruments is discussed in Note 6 to these Notes to the Consolidated Financial Statements.

      The adoption of SFAS No. 133 did not have a material effect on the financial statements of the Company.

     Cash and Cash Equivalents

      Cash equivalents are comprised of highly liquid debt instruments with original maturities or remaining maturities at date of purchase of 90 days or less.

     Marketable Securities

      All marketable securities are classified as available-for-sale securities. Available-for-sale securities are carried at fair value with resulting unrealized gains and losses, net of related taxes, reported as a component of accumulated other comprehensive income (loss). Premium and discount on debt securities recorded at the date of purchase are amortized and accreted, respectively, to interest income using the effective interest method. Short-term marketable securities are those with remaining maturities at the balance sheet date of one year or less. Long-term marketable securities have remaining maturities at the balance sheet date of greater than one year. Realized gains and losses on sales of all such investments are reported in earnings and computed using the specific identification cost method.

      The Company assesses the value of its available-for-sale marketable securities on a regular basis to assess whether an other-than-temporary decline in the fair value has occurred. Factors which the Company uses to assess whether an other than temporary decline has occurred include, but are not limited to, the period of time which the fair value is below original cost, significant changes in the operating performance, financial condition or business model, and changes in market conditions. Any “other than temporary decline” in value is reported in earnings and a new cost basis for the marketable security established.

     Inventory

      Inventory is comprised of primarily finished goods. Inventory is included in other current assets and is valued at purchase cost computed on a first in, first out basis, not in excess of market value.

     Fixed Assets

      Fixed assets are presented at cost less accumulated depreciation and amortization. Depreciation and amortization of fixed assets are computed using the straight-line method over the estimated useful lives of the

NETWORKS ASSOCIATES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

related assets (three to five years) (see Note 7 of these Notes to Consolidated Financial Statements). Leasehold improvements are amortized on a straight-line basis over the remaining life of the lease or the estimated useful life of the asset, whichever is shorter.

      Repairs and maintenance expenditures, which are not considered improvements and do not extend the useful life of fixed assets, are expensed as incurred. The cost and related accumulated depreciation applicable to fixed assets sold or no longer in service are eliminated from the accounts and any gain or loss is included in operations.

     Intangible Assets

      Intangible assets, including goodwill, purchased technology and other intangible assets, are carried at cost less accumulated amortization. The Company amortizes goodwill and other identifiable intangibles on a straight-line basis over their estimated useful lives. The range of estimated useful lives on the Company’s identifiable intangibles is four to eight years (see Note 7 to these Notes to Consolidated Financial Statements).

     Impairment of Intangibles and Long-Lived Assets

      The Company assess the impairment of identifiable intangibles, goodwill and fixed assets whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Factors considered important which could trigger an impairment review include, but are not limited to, significant underperformance relative to expected historical or projected future operating results, significant changes in the manner of use of the acquired assets or the strategy for the Company’s overall business, significant negative industry or economic trends, significant decline in the Company’s stock price for a sustained period, and the Company’s market capitalization relative to net book value. When the Company determines that the carrying value of long-lived assets may not be recoverable based upon the existence of one or more of the above indicators of impairment, the Company measures any impairment based on a projected discounted cash flow method using a discount rate commensurate with the risk inherent in the Company’s current business model.

     Internal Use Software

      Software development costs, including costs incurred to purchase third party software, are capitalized beginning when the Company has determined factors are present, including among others, that technology exists to achieve the performance requirements, buy versus internal development decisions have been made and the Company’s management has authorized the funding for the project. Capitalization of software costs ceases when the software is substantially complete and is ready for its intended use and is amortized over its estimated useful life of three years using the straight-line method.

      When events or circumstances indicate the carrying value of internal use software might not be recoverable, the Company will assess the recoverability of these assets by determining whether the amortization of the asset balance over its remaining life can be recovered through undiscounted future operating cash flows. The amount of impairment, if any, is recognized to the extent that the carrying value exceeds the projected discounted future operating cash flows and is recognized as a write down of the asset. In addition, when it is no longer probable that computer software being developed will be placed in service, the asset will be recorded at the lower of its carrying value or fair value, if any, less direct selling costs.

     Investments

      Investments consist of minority investments in non-publicly and publicly traded companies in which the Company holds less than a 20% interest. The private investments are included in other assets on the Company’s balance sheet and are carried at original cost, less reductions related to other-than-temporary

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

declines in value. The public investments are included in short term marketable securities and are carried at fair value. The Company assesses the recoverability of its investments on a regular basis. Factors that the Company considers which could trigger an other than temporary decline in the value of such investments include, but are not limited to, the likelihood that the related company would have insufficient cash flows to operate for the next twelve months, significant changes in the operating performance or business model, and changes in market conditions. For public investments, the Company also considers the period of time the fair value of the investment has been less than its carrying value. The Company recorded charges related to other than temporary declines in the value of certain strategic investments of $20.6 million and $10.0 million in 2001 and 2000, respectively.

     Fair Value of Financial Instruments

      Carrying amounts of the Company’s financial instruments including investments, accounts receivable, accounts payable and accrued liabilities approximate fair value due to their short maturities. The fair values of the Company’s investments in marketable securities is disclosed in Note 5 to the Notes to these Consolidated Financial Statements. The fair value of the Company’s convertible debt instruments is disclosed in Note 10 to the Notes to these Consolidated Financial Statements.

     Revenue Recognition

      The Company’s revenue is derived from primarily two sources (i) product revenue, which includes software license, hardware, retail and royalty revenue and (ii) services and support revenue which includes software license maintenance and support, training, consulting, and hosting arrangements revenue.

      The Company licenses its software products under one and two-year term or perpetual licenses. The two-year licenses include the first year of maintenance and support. The Company sells its products and services via its direct sales force, through domestic and foreign distributors and via the Internet. Under the Company’s hosting arrangements, which do not include any upfront set up fees, customers pay a fixed fee and receive service over a period of time, generally one year.

      The Company applies the provisions of Statement of Position 97-2, “Software Revenue Recognition”, as amended by Statement of Position 98-9 “Modification of SOP 97-2, Software Revenue Recognition, With Respect to Certain Transactions” to all transactions involving the sale of software products and hardware transactions where the software is not incidental. For hardware transactions where software is not incidental, the Company does not bifurcate the fee and apply separate accounting guidance to the hardware and software elements. For hardware transactions where no software is involved, the Company applies the provisions of Staff Accounting Bulletin 101 “Revenue Recognition”. In addition, the Company applies the provisions of Emerging Issues Task Force Issue No. 00-03 “Application of AICPA Statement of Position 97-2 to Arrangements that Include the Right to Use Software Stored on Another Entity’s Hardware” to its hosted software service transactions.

      Product revenue from the license of the Company’s software products and sale of hardware products where the software is and is not incidental is recognized when persuasive evidence of an arrangement exists, the product has been delivered, the fee is fixed and determinable, and collection of the resulting receivable is reasonably assured, and, if applicable, upon acceptance when acceptance criteria are specified or upon expiration of the acceptance period. Maintenance and support revenue for providing product updates and customer support is deferred and recognized ratably over the service period. Hosting revenue is recognized ratably over the service period, which is generally one year. Training and consulting revenue is recognized as services are performed and billable according to the terms of the service arrangement. Revenue on one-year time-based subscription licenses is recognized ratably over the contract term. Royalty revenue is generally recognized upon receipt of periodic royalty reports received from customers, which generally coincides with receipt of cash.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      For all sales except those completed via the Internet, the Company uses either a binding purchase order or signed license agreement as evidence of an arrangement. For sales over the internet, the Company uses a credit card authorization as evidence of an arrangement. Sales through distributors are evidenced by a master agreement governing the relationship together with binding purchase orders on a transaction by transaction basis.

      Fees due under an arrangement are generally deemed not to be fixed and determinable if a significant portion of the fee is due beyond the Company’s normal payment terms which are 30 to 90 days from the date of invoice. In these cases, revenue is not recognized until the fees become due. The Company assesses collection based on a number of factors, including past transaction history with the customer and the credit-worthiness of the customer. The Company does not request collateral from its customers. If the Company determines that collection of a fee is not reasonably assured, the fee is deferred and revenue recognized at the time collection becomes reasonably assured, which is generally upon receipt of cash.

      During 2001, the Company entered into new arrangements with all of its distributors. Under the terms of these new arrangements, the distributors are not required to pay for any products until they have sold through to their customers. In addition, the distributors have an unlimited right of return up until the point of sale. After sale, the Company must approve any returns from end-users. As a result, the Company recognizes revenue from sales to distributors and resellers when products have been sold by the distributors or resellers to their customers. In addition, the Company makes an estimate of returns from end users based on its historical experience. The provision for estimated returns is recorded as a reduction to revenue. During 2000 and 1999, revenue from sales to distributors or resellers was recognized, less an estimate for returns, upon sale to the distributor. The Company’s estimate for returns was based on its historical experience plus amounts to cover specific returns initiated by the Company.

      For arrangements with multiple obligations (e.g. undelivered maintenance and support bundled with two year term and perpetual licenses), the Company allocates revenue to each component of the arrangement using the residual value method based on evidence of the fair value of the undelivered elements, which is specific to the Company. The vendor specific objective evidence of fair values for the ongoing maintenance and support obligations for both two year term and perpetual licenses are based upon the prices paid for the separate renewal of these services by the customer or upon substantive renewal rates stated in the contractual arrangements. Vendor specific objective evidence of the fair value of other services, primarily consulting and training services, is based upon separate sales of these services.

      If a multiple element arrangement includes services that are deemed essential to the functionality of a delivered element, the Company recognizes the arrangement fee using the percentage of completion method. Under this method, individual contract revenues are recorded based on the percentage relationship that contract costs incurred bear to costs incurred plus management’s estimate of cost to complete. Losses, if any, are accrued when their occurrence becomes known and the amount of the loss is reasonably determinable.

     Government Contracts

      The Company enters into research and development contracts with government agencies under various pricing arrangements. Government contracting revenue is classified as services and support revenue in the accompanying consolidated statements of operations and comprehensive loss. Revenue from “cost-plus-fixed-fee” contracts is recognized on the basis of reimbursable contract costs incurred during the period, plus a percentage of the fixed fee. Revenue from “time and material” contracts is recognized on the basis of hours utilized, plus other reimbursable contract costs incurred during the period. Revenue from “firm-fixed-price” contracts is recognized on the percentage of completion method. Under this method, individual contract revenues are recorded based on the percentage relationship that contract costs incurred bear to costs incurred plus management’s estimate of costs to complete. Losses, if any, are accrued when their occurrence becomes known and the amount of the loss is reasonably determinable. During 2001, 2000 and 1999, the Company

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

recognized revenue of $16.6 million, $12.3 million and $14.0 million, respectively, associated with government contracts. Associated costs were $14.9 million, $12.0 million and $13.3 million in 2001, 2000 and 1999, respectively.

      Under government contracts, the Company is subject to audit by the Defense Contract Audit Agency (DCAA) which could result in the renegotiation of amounts previously billed. The DCAA has performed audits of the Company’s costs through 1999. Management believes that the results of such audits will not have a material adverse impact on the Company’s financial position, results of operations or cash flows.

     Research and Development

      Costs incurred in the research and development of new software products are expensed as incurred until technological feasibility is established. Development costs are capitalized beginning when a product’s technological feasibility has been established and ending when the product is available for general release to customers. Technological feasibility is reached when the product reaches the working model stage. To date, products and enhancements have generally reached technological feasibility and have been released for sale at substantially the same time and all research and development costs have been expensed.

     Advertising Costs

      Advertising production costs are expensed as incurred. Media for television and print placement costs are expensed in the period the advertising appears. Total advertising and promotional expenses were $25.1 million, $43.7 million and $36.4 million for 2001, 2000 and 1999, respectively.

     Stock-based Compensation

      As permitted by SFAS No. 123, “Accounting for Stock-Based Compensation,” the Company accounts for employee stock-based compensation in accordance with Accounting Principles Board Opinion No. 25 (APB 25), “Accounting for Stock Issued to Employees”, and FASB Interpretation No. 44 (FIN 44), “Accounting for Certain Transactions Involving Stock-Based Compensation, an interpretation of APB Opinion No. 25” and related interpretations in accounting for its stock-based compensation plans. Stock-based compensation related to non-employees is based on the fair value of the related stock or options in accordance with SFAS No. 123 and its interpretations. Expense associated with stock-based compensation is amortized over the vesting period of each individual award.

     Income Taxes

      The Company accounts for income taxes in accordance with the liability method of accounting for income taxes. Under the liability method, deferred assets and liabilities are recognized based upon anticipated future tax consequences attributable to differences between financial statement carrying amounts of assets and liabilities and their respective tax bases. The provision for income taxes is comprised of the current tax liability and the change in deferred tax assets and liabilities. The Company establishes a valuation allowance to the extent that it is more likely than not that deferred tax assets will not be recoverable against future taxable income.

     Net Loss Per Share

      Basic net loss per share is computed using the weighted-average common shares outstanding during the period. Diluted net loss per share is computed using the weighted average common shares and potentially dilutive shares outstanding during the period. Potentially dilutive common shares include incremental

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

common shares issuable upon exercise of stock options and stock purchase warrants and conversion of the convertible debt.

     Comprehensive Loss

      Unrealized gains (losses) on available-for-sale securities and foreign currency translation adjustments are included in the Company’s components of comprehensive loss, which are excluded from net loss.

      For 2001, 2000 and 1999 other comprehensive income (loss) comprises the following items (in thousands):

	Before	Income	Net of
	Income Tax	Tax	Income Tax

2001
Net unrealized gain on marketable securities and investments	$16,601	$(6,640)	$9,961
Net realized gain on marketable securities and investments	7,280	(2,912)	4,368
Impairment recognized	(20,631)	8,252	(12,379)
Cumulative translation adjustment, net	(1,029)	—	(1,029)

Total other comprehensive income	$2,221	$(1,300)	$921

2000
Net unrealized loss on marketable securities and investments	$(12,605)	$5,042	$(7,563)
Net realized gain on marketable securities and investments	40,361	(16,144)	24,217
Impairment recognized	(10,000)	(4,000)	(14,000)
Cumulative translation adjustment, net	(23,963)	—	(23,963)

Total other comprehensive loss	$(6,207)	$(15,102)	$(21,309)

1999
Net unrealized gain on marketable securities and investments	$3,461	$(1,384)	$2,077
Net realized loss on marketable securities and investments	(6,145)	2,458	(3,687)
Cumulative translation adjustment, net	(6,813)	—	(6,813)

Total other comprehensive loss	$(9,497)	$1,074	$(8,423)

      Accumulated other comprehensive income (loss) comprises of the following (in thousands):

	2001	2000	1999

Unrealized gain on available-for-sale securities	$4,800	$2,850	$196
Cumulative translation adjustment	(35,145)	(34,116)	(10,153)

Total	$(30,345)	$(31,266)	$(9,957)

     Recent Accounting Pronouncements

      In May 2000, the Emerging Issues Task Force (EITF) issued EITF Issue No. 00-14, “Accounting for Certain Sales Incentives.” EITF Issue No. 00-14 addresses the recognition, measurement, and income statement classification for sales incentives that a vendor voluntarily offers to customers (without charge), which the customer can use in, or exercise as a result of, a single exchange transaction. Sales incentives that fall within the scope of EITF Issue No. 00-14 include offers that a customer can use to receive a reduction in the price of a product or service at the point of sale. The EITF changed the transition date for Issue 00-14, concluding that a company should apply this consensus no later than the company’s annual or interim financial statements for the periods beginning after December 15, 2001. In June 2001, the EITF issued EITF Issue

NETWORKS ASSOCIATES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

No. 00-25, “Vendor Income Statement Characterization of Consideration Paid to a Reseller of the Vendor’s Products,” effective for periods beginning after December 15, 2001. EITF Issue No. 00-25 addresses whether consideration from a vendor to a reseller is (a) an adjustment of the selling prices of the vendor’s products and, therefore, should be deducted from revenue when recognized in the vendor’s statement of operations or (b) a cost incurred by the vendor for assets or services received from the reseller and, therefore, should be included as a cost or expense when recognized in the vendor’s statement of operations. Upon application of these EITFs, financial statements for prior periods presented for comparative purposes should be reclassified to comply with the income statement display requirements under these Issues. In September of 2001, the EITF issued EITF Issue No. 01-09, “Accounting for Consideration Given by Vendor to a Customer or a Reseller of the Vendor’s Products”, which is a codification of EITF Issues No. 00-14, No. 00-25 and No. 00-22 “Accounting for ‘Points’ and Certain Other Time-or Volume-Based Sales Incentive Offers and Offers for Free Products or Services to be Delivered in the Future.” As part of the restatement discussed in Note 3 of the Notes to Consolidated Financial Statements, the Company adopted EITF 01-09. See Note 3 of the Notes to Consolidated Financial Statements.

      In July 2001, the FASB issued SFAS No. 141, “Business Combinations.” SFAS No. 141 requires the purchase method of accounting for business combinations initiated after June 30, 2001 and eliminates the pooling-of-interests method. The Company believes that the adoption of SFAS No. 141 will not have a significant impact on its financial statements.

      In July 2001, the FASB issued SFAS No. 142, “Goodwill and Other Intangible Assets”, which is effective for fiscal years beginning after December 15, 2001. SFAS No. 142 requires, among other things, the discontinuance of goodwill amortization. In addition, the standard includes provisions upon adoption for the reclassification of certain existing recognized intangibles as goodwill, reassessment of the useful lives of existing recognized intangibles, reclassification of certain intangibles out of previously reported goodwill and the testing for impairment of existing goodwill and other intangibles. Upon adoption of SFAS No. 142, the Company will cease to amortize approximately $156.9 million of goodwill, the Company had recorded approximately $51.1 million of amortization on these amounts during 2001 and would have recorded approximately $55.1 million of amortization during 2002. In lieu of amortization the Company will be required to perform an impairment review of its goodwill balance upon the initial adoption of SFAS No. 142. The impairment review will involve a two-step process as follows:

•	Step 1 — the Company will compare the fair value of its reporting units to the carrying value, including goodwill of each of those units. For each reporting unit where the carrying value, including goodwill, exceeds the unit’s fair value, the Company will move on to step 2. If a unit’s fair value exceeds the carrying value, no further work is performed and no impairment charge is necessary.

•	Step 2 — the Company will perform an allocation of the fair value of the reporting unit to its identifiable tangible and non-goodwill intangible assets and liabilities. This will derive an implied fair value for the reporting unit’s goodwill. The Company will then compare the implied fair value of the reporting unit’s goodwill with the carrying amount of the reporting unit’s goodwill. If the carrying amount of the reporting unit’s goodwill is greater than the implied fair value of its goodwill, an impairment loss must be recognized for the excess.

      The effects of the adoption of SFAS 142 are described in Note 21 of these Notes to Consolidated Financial Statements.

      The Company expects to complete the initial review during the first quarter of 2002. The Company does not expect to record an impairment charge upon completion of the initial review, however, there can be no assurance that at the time the review is completed a material impairment charge will not be recorded.

      In October 2001, the FASB issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” SFAS No. 144 addresses significant issues relating to the implementation of SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of,” and develops a single accounting method under which long-lived assets that are to be disposed of by sale are

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

measured at the lower of book value or fair value less cost to sell. Additionally, SFAS No. 144 expands the scope of discontinued operations to include all components of an entity with operations that (1) can be distinguished from the rest of the entity and (2) will be eliminated from the ongoing operations of the entity in a disposal transaction. SFAS No. 144 is effective for financial statements issued for fiscal years beginning after December 15, 2001 and its provisions are to be applied prospectively. The Company is currently assessing the impact of SFAS No. 144 on its financial position and results of operations.

3.     Restatement and Adoption of New Accounting Pronouncements

      On April 25, 2002, the Company announced that it had discovered accounting inaccuracies in certain prior period financial statements requiring restatement of the financial statements for these periods. The Company conducted an internal investigation under the direction of the Audit Committee of its Board of Directors to determine the scope and magnitude of these inaccuracies. On May 17, 2002, the Company announced that the Audit Committee of its Board of Directors had completed its internal accounting investigation. As a result of the internal accounting investigation, the Company’s statements of operations, cash flows and stockholders’ equity for the years ended December 31, 2000, 1999 and 1998 and the balance sheets as of December 31, 2000, 1999 and 1998 are being restated. In addition, to give effect to accumulated prior period adjustments and their related tax impacts, the Company announced the restatement of its December 31, 2001 and March 31, 2002 balance sheets. As a result, the Company is restating its statements of operations, cash flows and stockholders’ equity for the years ended December 31, 2000 and 1999 and balance sheets as of December 31, 2001 and 2000, which are included in this 10-K/ A. The statements of operations and cash flows for the year ended December 31, 2001 were not impacted by this restatement.

      The Audit Committee’s investigation determined that in 2000, inaccurate accounting entries were made, which required restatement. These entries (a) recorded payments of approximately $12.4 million to a distributor in a balance sheet tax liability account instead of reducing Net revenue, (b) reclassified approximately $14.2 million from a tax liability account to the general and administrative and marketing and sales liability accounts, understating general and administrative and marketing and sales expenses by approximately $14.2 million, (c) recorded additions of approximately $10.0 million to sales return reserves as tax expense rather than as a reduction of Net revenue, (d) increased a tax liability account and reduced Net revenue by approximately $22.0 million, (e) adjusted the foreign currency accounts resulting in an overstatement of Net revenue and an understatement of Interest and other income of approximately $1.0 million and (f) reclassified approximately $13.9 million from marketing and sales and general and administrative expenses to Net revenue, resulting in an overstatement of marketing and sales and general and administrative expenses and Net revenue. Other entries had the effect of overstating Cost of net revenue by approximately $1.0 million, understating Operating costs and expenses by approximately $2.6 million, understating Interest and other income by approximately $1.6 million, and misclassifying amounts, totaling approximately $1.5 million, between marketing and sales and general and administrative expenses. The tax effects of these entries increased the provision for income taxes by approximately $6.6 million. In the aggregate for 2000, the adjustments for these entries and related tax effects increased previously reported net loss by $21.2 million from $102.7 million to $123.9 million, and increased previously reported basic and diluted net loss by $0.16 per share.

      The internal investigation also determined that inaccurate accounting entries, which required restatement, were also made in 1999 and 1998. In 1999, these entries (a) recorded additions of approximately $28.2 million to sales return reserves as tax expense rather than as a reduction of Net revenue and (b) reclassified approximately $1.5 million from the tax liability accounts to general and administrative expense liability accounts, understating general and administrative expenses by $1.5 million. Other entries misclassified approximately $0.5 million between marketing and sales and general and administrative expenses. The tax effects of these entries reduced the provision for income taxes by approximately $32.7 million. In the aggregate for 1999, the adjustments for these entries and related tax effects reduced

NETWORKS ASSOCIATES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

previously reported net loss by $3.0 million from $159.9 million to $156.9 million, and reduced previously reported basic and diluted net loss by $0.02 per share.

      The entries made during 1998 reclassified approximately $6.2 million from the tax liability accounts to general and administrative expense liability accounts, understating general and administrative expenses by $6.2 million. The tax effects of these entries reduced the provision for income taxes by approximately $2.2 million. In the aggregate for 1998, the adjustments for these entries and related tax effects reduced previously reported net income by $4.0 million from $36.4 million to $32.4 million, and reduced previously reported basic and diluted net income by $0.03 per share.

      During the three months ended March 31, 2002, the Company adopted the Financial Accounting Standards Board’s Emerging Issues Task Force Statement No. 01-09, entitled “Accounting for Consideration Given by a Vendor to a Customer or a Reseller of the Vendor’s Products” (“EITF 01-09”). EITF 01-09 requires that payments to customers or reductions in their accounts receivable for certain marketing related amounts previously classified as charges to marketing expense be recorded as reductions of revenue. Upon adoption of EITF 01-09, the Company is required to retroactively reclassify amounts recognized for such payments in previously issued financial statements to comply with the income statement display requirements of the consensus.

      The consolidated financial statements for the years ended December 31, 2000 and 1999 and the balance sheet as of December 31, 2001 contained herein have been restated to incorporate the adjustments described herein and the related tax effects. In addition, for the years ended December 31, 2001, 2000 and 1999, the Company reclassified amounts of approximately $23.5 million, $32.7 million and $44.5 million, respectively, from marketing and sales expense to revenue upon the adoption of EITF 01-09.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The following are reconciliations of the Company’s financial position and results of operations from financial statements previously filed to these restated and reclassified financial statements (in thousands, except per share data):

Balance Sheet as of December 31, 2001

		Cumulative
	As Previously	Effect of Prior
	Reported	Year Changes	As Restated

Cash and cash equivalents	$612,832	$—	$612,832
Short-term marketable securities	135,761	—	135,761
Accounts receivable, net	136,366	—	136,366
Prepaid expenses, income taxes and other current assets	54,959	—	54,959
Deferred taxes	142,869	—	142,869

Total current assets	1,082,787	—	1,082,787
Long-term marketable securities	194,357	—	194,357
Fixed assets, net	64,040	—	64,040
Land	4,414	—	4,414
Deferred taxes	77,627	6,772	84,399
Intangible assets	185,054	—	185,054
Other assets	18,853	—	18,853

Total assets	$1,627,132	$6,772	$1,633,904

Accounts payable	$26,368	$—	$26,368
Accrued liabilities	264,618	28,965	293,583
Deferred revenue	250,048		250,048

Total current liabilities	541,034	28,965	569,999
Deferred taxes	20,445	—	20,445
Deferred revenue, less current portion	24,312	—	24,312
Convertible debentures	578,850	—	578,850
Long term debt and other liabilities	393	—	393

Total liabilities	1,165,034	28,965	1,193,999

Minority interest	17,311	—	17,311

Common stock	1,406	—	1,406
Treasury stock	—	—	—
Additional paid in capital	742,315	—	742,315
Accumulated other comprehensive loss	(30,345)	—	(30,345)
Accumulated deficit	(268,589)	(22,193)	(290,782)

Total stockholders’ equity	444,787	(22,193)	422,594

Total liabilities, minority interest and stockholders’ equity	$1,627,132	$6,772	$1,633,904

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Balance Sheet as of December 31, 2000

		Cumulative
	As Previously	Effect of Prior
	Reported	Year Changes	Inaccuracies	As Restated

Cash and cash equivalents	$275,539	$—	$—	$275,539
Short-term marketable securities	85,721	—	—	85,721
Accounts receivable, net	122,315	—	—	122,315
Prepaid expenses, income taxes and other current assets	50,346	—	—	50,346
Deferred taxes	86,771	—	—	86,771

Total current assets	620,692	—	—	620,692
Long-term marketable securities	332,893	—	—	332,893
Fixed assets, net	75,499	—	—	75,499
Deferred taxes	113,489	10,403	(3,631)	120,261
Intangible assets	220,255	—	—	220,255
Other assets	22,020	—	—	22,020

Total assets	$1,384,848	$10,403	$(3,631)	$1,391,620

Accounts payable	$46,816	$—	$—	$46,816
Accrued liabilities	225,317	11,391	17,574	254,282
Deferred revenue	151,566		—	151,566

Total current liabilities	423,699	11,391	17,574	452,664

Deferred taxes	7,971	—	—	7,971
Deferred revenue, less current portion	26,592	—	—	26,592
Convertible debentures	396,336	—	—	396,336
Long term debt and other liabilities	532	—	—	532

Total liabilities	855,130	11,391	17,574	884,095

Minority interest	11,067	—	—	11,067

Common stock	1,381	—	—	1,381
Treasury stock	(23,186)	—	—	(23,186)
Additional paid in capital	685,423	—	—	685,423
Accumulated other comprehensive loss	(31,266)	—	—	(31,266)
Accumulated deficit	(113,701)	(988)	(21,205)	(135,894)

Total stockholders’ equity	518,651	(988)	(21,205)	496,458

Total liabilities, minority interest and stockholders’ equity	$1,384,848	$10,403	$(3,631)	$1,391,620

NETWORKS ASSOCIATES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Statement of Operations for the Year Ended December 31, 2000

	As Previously		EITF No. 01-09	As Restated and
	Reported	Inaccuracies	Reclassifications	Reclassified

Net revenue:
Product	$505,914	$(15,288)	$(32,662)	$457,964
Services and support	239,778	—	—	239,778

Total net revenue	745,692	(15,288)	(32,662)	697,742

Cost of net revenue:
Product	114,394	(1,000)	—	113,394
Services and support	42,301	—	—	42,301

Total cost of net revenue	156,695	(1,000)	—	155,695

Operating costs and expenses:
Research and development	173,468	(500)	—	172,968
Marketing and sales	400,863	8,800	(32,662)	377,001
General and administrative	84,567	497	—	85,064
Provision for doubtful accounts, net	15,784	(5,860)	—	9,924
Amortization of intangibles	66,282	—	—	66,282

Total operating costs and expenses	740,964	2,937	(32,662)	711,239

Loss from operations	(151,967)	(17,225)	—	(169,192)
Interest and other income	42,024	2,600	—	44,624
Interest expense	(18,169)	—	—	(18,169)
Gain (loss) on investments, net	40,361	—	—	40,361
Write down of strategic and other investments	(10,000)	—	—	(10,000)

Loss before provision for income taxes and minority interest	(97,751)	(14,625)	—	(112,376)
Provision for income taxes	9,924	6,580	—	16,504

Net loss before minority interest	(107,675)	(21,205)	—	(128,880)
Minority interest in consolidated subsidiaries	4,954	—	—	4,954

Net loss	$(102,721)	$(21,205)	$—	$(123,926)

Basic and diluted net loss per share:
Net loss per share — basic	$(0.74)			$(0.90)
Net loss per share — diluted	$(0.74)			$(0.90)
Basic shares	138,072			138,072
Diluted shares	138,072			138,072

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Statement of Operations for the Year Ended December 31, 1999

	As Previously		EITF No. 01-09	As Restated and
	Reported	Inaccuracies	Reclassifications	Reclassified

Net revenue:
Product	$474,097	$(28,224)	$(44,460)	$401,413
Services and support	209,571	—	—	209,571

Total net revenue	683,668	(28,224)	(44,460)	610,984

Cost of net revenue:
Product	88,729	—	—	88,729
Services and support	42,094	—	—	42,094

Total cost of net revenue	130,823	—	—	130,823

Operating costs and expenses:
Research and development	152,728	—	—	152,728
Marketing and sales	370,086	534	(44,460)	326,160
General and administrative	83,753	966	—	84,719
Provision for doubtful accounts, net	44,809	—	—	44,809
Amortization of intangibles	58,400	—	—	58,400
Acquisition and other related costs	(18,732)	—	—	(18,732)

Total operating costs and expenses	691,044	1,500	(44,460)	648,084

Loss from operations	(138,199)	(29,724)	—	(167,923)
Interest and other income	30,678	—	—	30,678
Interest expense	(17,332)	—	—	(17,332)
Gain (loss) on investments, net	(6,145)	—	—	(6,145)

Loss before provision for income taxes and minority interest	(130,998)	(29,724)	—	(160,722)
Provision for (benefit from) taxes	29,243	(32,740)	—	(3,497)

Net loss before minority interest	(160,241)	3,016	—	(157,225)
Minority interest in loss of consolidated subsidiary	340	—	—	340

Net loss	$(159,901)	$3,016	$—	$(156,885)

Basic and diluted net loss per share:
Net loss per share — basic	$(1.15)			$(1.13)
Net loss per share — diluted	$(1.15)			$(1.13)
Basic shares	138,695			138,695
Diluted shares	138,695			138,695

NETWORKS ASSOCIATES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

4.     Business Combinations and Other

      Networks Associates, Inc. made no material acquisitions during 2001, 2000 and 1999.

      During 2000, McAfee.com completed two acquisitions (Signal 9 Solutions Canada, Inc. and Tufans, Inc.) for a total purchase price of $22.6 million, including the issuance of approximately 550,000 shares of its Class A common stock, valued at approximately $19.6 million, cash of approximately $2.2 million and acquisition related expenses of $0.8 million. The value of the stock issued was based on the average of the market price of McAfee.com stock five days before and after the date agreements were reached on the acquisition. The acquisitions were accounted for using the purchase method of accounting and McAfee.com analyzed the intangible assets to determine whether any amount should be recorded as in-process research and development. McAfee.com determined that the acquired technologies and products are largely dependent on the core technology and that new versions are released frequently and contain incremental rather than fundamental improvements. Based on this analysis, $22.3 million was recorded as goodwill and purchased technology, and is being amortized on a straight-line basis over three years. A summary of the fair value of the assets acquired as a result of these transactions, is as follows (in thousands):

Assets Acquired
Tangible assets, primarily cash, accounts receivable and property and equipment	$654
Goodwill and purchased technology	22,304
Liabilities assumed	(378)

Total	$22,580

      The results of each of these acquisitions have been included in the results of McAfee.com and the consolidated results of the Company since the dates of acquisition. The historical operations of these acquisitions were not material to the Company’s financial position, results of operations, or cash flows.

      In December 2000, McAfee.com performed a review of the carrying value of the goodwill associated with one of it’s acquisitions and recognized an impairment charge of $3.6 million. McAfee.com performed a review of the carrying value of the goodwill as it had been assessed that McAfee.com would not use the technology purchased as part of the original acquisition. Accordingly, the full value of the unamortized goodwill was written off.

     Capital Transactions

      In February 2000, the Company sold less than 5% of its interest in its Japanese subsidiary, Network Associates Company Limited (“NAI Japan”) generating proceeds of approximately $11.9 million. The transaction, which was with several unrelated third parties, resulted in a gain of approximately $11.9 million, based on the difference between the proceeds of sale and the Company’s basis of its investment in NAI Japan. As NAI Japan was not a newly formed non-operating entity and had a successful history of marketing and selling the Company’s products in the Japanese market, the Company recorded this gain in the statement of operations.

      Due to a change in business strategy, the Company repurchased this minority interest in NAI Japan in June 2001 for approximately $10.7 million. The Company accounted for this repurchase using the purchase method of accounting and accordingly performed an allocation of the purchase price paid for this minority interest. As a result approximately $10.3 million of the purchase price was allocated to goodwill, which is being amortized over its useful economic life of 5 years. The full results of operations of NAI Japan have been included with those of the Company since the date of acquisition of the minority interest.

NETWORKS ASSOCIATES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

5.     Marketable Securities and Cash and Cash Equivalents

      Marketable securities, which are classified as available-for-sale, are summarized as follows as of December 31 (in thousands):

	Purchase/	Gross	Gross
	Amortized	Unrealized	Unrealized	Aggregate
2001	Cost	Gains	Losses	Fair Value

U.S. Government debt securities	$205,418	$2,228	$(42)	$207,604
Municipal debt securities	12,013	28	—	12,041
Corporate debt securities	652,024	1,637	(88)	653,573
Equity securities	1,153	1,037	—	2,190

	$870,608	$4,930	$(130)	$875,408

	Purchase/	Gross	Gross
	Amortized	Unrealized	Unrealized	Aggregate
2000	Cost	Gains	Losses	Fair Value

U.S. Government debt securities	$180,523	$1,185	$(63)	$181,645
Municipal debt securities	36,882	25	(68)	36,839
Corporate debt securities	354,133	479	(180)	354,432
Equity securities	14,548	1,472	—	16,020

	$586,086	$3,161	$(311)	$588,936

      At December 31, 2001 and 2000, all marketable debt securities had scheduled maturities of less than three years. Marketable debt securities totaling $545.3 million in 2001, and $170.3 million in 2000, have maturities of less than 3 months and are classified as cash equivalents.

      The following table summarizes the components of the cash and cash equivalents balance at December 31 (in thousands):

	2001	2000

Cash and money market funds, at cost which approximates fair value	$394,551	$201,151
Corporate debt securities, primarily commercial paper	218,281	74,388

Total cash and cash equivalents	$612,832	$275,539

      The following table summarizes the gross realized gains (losses) for the years ending December 31 (in thousands):

	2001	2000	1999

Realized gains	$7,921	$40,634	$—
Realized losses	(641)	(273)	(6,145)

Net realized gain (loss)	$7,280	$40,361	$(6,145)

6.     Derivatives

      The Company conducts business globally. As a result, it is exposed to movements in foreign currency exchange rates. The Company enters into forward exchange contracts to reduce exposures associated with nonfunctional currency accounts receivable and accounts payable denominated in Euros, Canadian and Australian dollars and several European currencies. The forward contracts range from one to three months in original maturity. In general, the Company does not hedge anticipated foreign currency cash flows nor does

NETWORKS ASSOCIATES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

the Company enter into forward contracts for trading purposes. The Company does not use any derivatives for trading or speculative purposes.

      The forward contracts do not qualify for hedge accounting and accordingly are marked to market at the end of each reporting period with any unrealized gain or loss being recognized in the statement of operations.

      The forward contracts outstanding and their unrealized gains (losses) are presented below as of December 31 (in thousands):

	2001

	Fair Value	Carrying Value

Australian Dollar	$5	$5
Canadian Dollar	7	7
Other European Currencies	90	90

	$102	$102

	2000

	Fair Value	Carrying Value

Australian Dollar	$(8)	$(8)
Canadian Dollar	27	27
Euro	(50)	(50)
Other European Currencies	(1)	(1)

	$(32)	$(32)

      The carrying value is based on the fair value of the underlying contracts based on quoted market values.

NETWORKS ASSOCIATES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

7.     Balance Sheet Detail (in thousands):

	December 31,

	2001	2000

Fixed assets:
Furniture and fixtures (useful lives of 5 years)	$20,580	$18,837
Computers and equipment (useful lives of 3 years)	143,210	145,558
Leasehold improvements (shorter of 5 years or the term of the lease)	21,360	20,068

	185,150	184,463

Accumulated depreciation furniture and fixtures	(13,541)	(10,840)
Accumulated depreciation computers and equipment	(100,009)	(93,321)
Accumulated depreciation leasehold improvements	(7,560)	(4,803)

	(121,110)	(108,964)

	$64,040	$75,499

Land	$4,414	$—

Intangibles assets:
Goodwill (useful lives of 4 to 8 years)	$357,842	$343,029
Purchased technology (useful lives of 4 to 5 years)	43,954	43,636
Trademarks, patents and other intangibles (useful lives of 4 to 5 years)	48,351	36,551

	450,147	423,216

Accumulated amortization of goodwill	(200,912)	(149,309)
Accumulated amortization of purchased technology	(40,050)	(36,077)
Accumulated amortization of trademarks, patents and other intangibles	(24,131)	(17,575)

	(265,093)	(202,961)

	$185,054	$220,255

Accrued liabilities, as restated:
Accrued taxes	$156,949	$146,365
Accrued compensation	52,050	36,649
Accrued marketing costs	11,035	22,899
Accrued inventory costs	6,377	6,830
Accrued legal and accounting fees	7,988	6,670
Other accrued expenses	59,184	34,869

	$293,583	$254,282

      Depreciation expense for 2001, 2000 and 1999 was $43.9 million, $23.8 million and $23.1 million, respectively. Amortization expense was $64.2 million, $66.3 million and $58.4 million for 2001, 2000 and 1999, respectively.

NETWORKS ASSOCIATES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

8.     Restructuring

      On October 9, 2001, the board of directors of the Company approved a plan to integrate certain activities of the Company’s PGP product group into its McAfee and Sniffer product groups and dispose of other product lines. In connection with this process, the Company recorded a restructuring charge of approximately $3.8 million during the fourth quarter of 2001. The restructuring charge consists of the costs related to severance packages for 100 affected employees, of which 79 were employed in the United States, 16 in EMEA, 3 in Japan, and 2 in Latin America.

      The following table sets forth the Company’s restructuring accrual established in 2001 and the activity against the accrual during 2001 (in thousands):

			Non-cash
			Stock Based
	Other	Severance	Compensation
	Costs	and Benefits	Charge	Total

Balance, October 9, 2001	$116	$3,186	$519	$3,821
Paid out/non-cash	(116)	(3,186)	(519)	(3,821)

Balance, December 31, 2001	$—	$—	$—	$—

      Severance and other benefits and other transaction costs were paid in cash during 2001.

9.     Commitments

     Leases

      The Company leases its operating facilities under non-cancelable operating leases, which expire at various times ranging from the year 2002 through 2017. A description of the Company’s significant operating leases is as follows:

	Lease Expiry	Renewal Option

Corporate Headquarters,
Santa Clara, California	March 2013	none
Dallas, Texas	February 2003	5 year period
Slough, England	December 2017	none
European Headquarters,
Amsterdam, The Netherlands	Various dates through April 2007	none
Tokyo, Japan	February 2004	none

      In addition, the Company has leased certain equipment with various lease expiration dates through 2005.

      Future minimum payments under non cancelable operating leases are as follows as of December 31 (in thousands):

2002	$20,550
2003	14,924
2004	12,673
2005	11,802
2006	10,296
2007 and thereafter	61,606

$131,851

NETWORKS ASSOCIATES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Rent expense for 2001, 2000 and 1999 amounted to $ 25.5 million, $18.4 million and $15.1 million, respectively. Future rental income to be received under non-cancelable subleases amounted to $1.5 million as of December 31, 2001. Rental income from subleases for 2001, 2000 and 1999 amounted to $3.3 million, $5.6 million and $5.7 million, respectively.

10.     Convertible Debt

      Convertible debt comprises the following amounts as of December 31 (in thousands):

	2001	2000

Zero Coupon Convertible Subordinated Debentures due 2018
Face Value	$498,500	$885,500
Unamortized Discount	(264,650)	(489,164)

	233,850	396,336

5.25% Convertible Subordinated Notes due 2006
Face Value	345,000	—
Unamortized Discount	—	—

	345,000	—

Total convertible debt	$578,850	$396,336

     Zero Coupon Convertible Debentures due 2018

      On February 13, 1998, the Company completed a private placement of zero coupon convertible subordinated debentures due in 2018 (the “Debentures”). The Debentures, with an aggregate face amount at maturity of $885.5 million, generated net proceeds to the Company of approximately $337.6 million. The initial price to the public for the debentures was $391.06 per $1,000 of face amount at maturity, which equates to a yield to maturity over the term of the Debentures of 4.75% (on a semi-annual Debentures equivalent basis).

      The Debentures are convertible into common stock at the rate of 8.538 shares per $1,000 of face amount at maturity, which equates to an initial conversion price of $45.80 per share. The Debentures are subordinated in right of payment to all existing and future Senior Indebtedness (as defined in the related indenture) and effectively subordinated in right of payment to all indebtedness and other liabilities of the Company’s subsidiaries. The Debentures may be redeemed for cash at the option of the Company beginning on February 13, 2003. At the option of the holder, the Company will purchase the Debentures on February 13, 2003, February 13, 2008 and February 13, 2013 at purchase prices (to be paid in cash or common stock or any combination thereof, at the election of the Company and subject to certain conditions) equal to the initial issue price plus the accretion of the discount on the Debentures to such dates. The Debentures may also be redeemed at the option of the holder if there is a Fundamental Change (as defined in the related indenture) at a price equal to the issue price plus the accretion of the discount on the debenture to the date of redemption, subject to adjustment. The accretion of the discount on the Debentures is calculated using the effective interest method.

      In 2001, the Company redeemed Debentures, which had an aggregate face amount at maturity of $387.0 million, at a net price of $173.7 million, which was financed from the Company’s investment portfolio. In connection with the redemption, the Company recognized an extraordinary gain of approximately $1.7 million, net of approximately $1.2 million in taxes. The gain was calculated as the difference between the accreted value of the debt, net of unamortized issuance costs, and the cost of redemption.

NETWORKS ASSOCIATES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      As of December 31, 2001, the Company’s aggregate cash, cash equivalents and marketable securities were approximately $943.0 million, including $102.5 million held by McAfee.com. Assuming that as of February 13, 2003 all currently outstanding zero coupon convertible subordinated debentures are redeemed, the aggregate redemption price would equal approximately $246.5 million.

     5.25% Convertible Subordinated Note due 2006

      On August 17, 2001, the Company issued 5.25% convertible subordinated notes (“Notes”) due 2006 with an aggregate principal amount of $345.0 million. The issuance generated net proceeds (after deducting fees and expenses) of approximately $335.1 million. The amortization of the issuance costs related to the Notes is calculated using the effective interest method. The Notes mature on August 15, 2006, unless earlier redeemed by the Company at its option or converted at the holder’s option. Interest is payable in cash semi-annually in arrears on February 15 and August 15 of each year, commencing February 15, 2002. At the option of the holder, Notes may be converted into the Company’s common stock at any time, unless previously redeemed, at a conversion price of $18.07 per share. The Notes may also be redeemed at the option of the holder in the event of a Change of Control (as defined in the related indenture). The Company may redeem all or a portion of the Notes for cash at any time on or after August 20, 2004 at a redemption price of 101.3125% of the principal amount, between August 20, 2004 and August 14, 2005 and 100.0% of the principal amount after August 14, 2005. The Notes are unsecured and are subordinated to all existing and future Senior Indebtedness (as defined in the related indenture), and are pari passu with respect to the Debentures.

      Aggregate maturities of the value of the long-term debt outstanding at December 31, 2001 are as follows (in thousands):

5.25%
	Zero Coupon	Convertible
	Convertible	Subordinated
	Debentures	Notes due
	due 2018(1)	2006(2)	Total

2002	$—	$—	$—
2003	246,501	—	246,501
2004	—	—	—
2005	—	—	—
2006	—	345,000	345,000
2007 and thereafter	—	—	—

	$246,501	$345,000	$591,501

(1)	In February 2003, the Company may be required to use a significant portion of its cash balance to redeem its outstanding Debentures. The redemption value corresponds to the aggregate face value outstanding of $498.5 million less the related unamortized discount of $252.0 million on February 13, 2003.

(2)	In 2002, 2003, 2004, 2005 and 2006, the Company will make interest payments of $18.1 million.

      The fair value of the Company’s long-term debt outstanding is as follows (in thousands):

	As of December 31,

	2001	2000

Zero Coupon Convertible Debentures due 2018	$228,587	$318,178
5.25% Convertible Subordinated Notes due 2006	567,111	—

	$795,698	$318,178

NETWORKS ASSOCIATES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

11.     Employee Benefit Plans

     Company 401(k) and Profit Sharing Plan

      The Company’s 401(k) and Profit Sharing Plan cover substantially all Company full-time employees, including McAfee.com employees. Under the Company’s 401(k) and Profit Sharing Plans, the board of directors, at its discretion, can match employee contributions in an amount not to exceed 20% of total compensation. Annual amounts contributed by the Company under the plan are $4.5 million, $4.2 million and $2.9 million in 2001, 2000 and 1999, respectively.

     Company Employee Stock Purchase Plan

      Under the 1994 Employee Qualified Stock Purchase Plan (the “1994 ESPP”), the Company may grant stock purchase rights to all eligible employees during one year offering periods with exercise dates approximately every six months (beginning each August and February). The Company has reserved 3.8 million shares of common stock for issuance under the plan. Shares are purchased through employees’ payroll deductions at exercise prices equal to 85% of the lesser of the fair value of the Company’s common stock at either the first day of an offering period or the last day of such offering period. No participant may purchase more than $25,000 worth of common stock in any one calendar year.

      As of December 31, 2001 the Company expects that there will be a shortfall in the number of shares available to meet the requirements of open purchase periods. Accordingly, the Company expects to reduce by a pro rata amount the shares available for purchase by plan participants for the purchase period ending January 31, 2002.

     McAfee.com Employee Stock Purchase Plan

      In September 1999, McAfee.com’s board of directors adopted McAfee.com’s Employee Stock Purchase Plan (the “1999 Purchase Plan”). A total of 500,000 shares of McAfee.com Class A common stock have been reserved for issuance under the 1999 Purchase Plan, plus annual increases equal to the lesser of: (a) 1.0 million shares; (b) 3% of McAfee.com’s outstanding shares on such date; or (c) an amount determined by McAfee.com’s board of directors. All McAfee.com full-time employees are eligible to participate in the 1999 Purchase Plan. The 1999 Purchase Plan is comprised of two year offering periods with exercise dates approximately every six months (beginning each August and February), with the exception of the first offering period, which commenced on December 2, 1999, with the first exercise date on January 31, 2000. Shares are purchased through McAfee.com employees’ payroll deductions at exercise prices equal to 85% of the lesser of the fair market value of McAfee.com’s Class A common stock at either the first day of an offering period or the last day of such offering period. No participant may purchase more than $25,000 worth of Class A common stock in any one calendar year and the maximum number of shares a participant may purchase during a single purchase period is 2,500 shares. Purchase periods occur twice yearly and each offering effectively contains a 6, 12, 18 and 24-month option. In 2001, 128,000 shares were issued under the 1999 Purchase Plan at weighted average purchase price of $5.30. At December 31, 2001, 2.2 million shares were reserved for future issuance under the 1999 Purchase Plan.

12.     McAfee.com

      McAfee.com is a security ASP delivering security applications software and related services through an Internet browser. The McAfee.com applications allow users to detect and eliminate viruses on their PCs, repair their PCs from damage caused by viruses, optimize their hard drives and update their PCs’ virus protection system with current software patches and upgrades. McAfee.com also offers customers access to McAfee.com Personal Firewall, McAfee.com Wireless Security Center and McAfee.com Internet Privacy Service.

NETWORKS ASSOCIATES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Under the terms of the Company’s license agreement with McAfee.com, McAfee.com’s business has historically been targeted exclusively at consumers. In March 2001, the Company entered into a reseller agreement with McAfee.com allowing it to expand its product offerings with McAfee.com for Business. McAfee.com for Business is a new website serving the security needs for small and medium-sized businesses delivering managed applications services that allow businesses to provide anti-virus and firewall security for their desktop PCs.

      As of December 31, 2001, the Company owned 36.0 million shares of McAfee.com Class B common stock, entitled to three votes per share and representing approximately 76% of McAfee.com’s outstanding common stock and 90% of its total voting power.

      The Company accounts for transactions involving the issuance by McAfee.com of its stock as capital transactions and include its portion of the proceeds of issuance in Additional Paid in Capital.

13.     Stockholders’ Equity

     Preferred Stock

      The Company has authorized 5.0 million shares of preferred stock, par value $0.01 per share. The Company’s board of directors has authority to provide for the issuance of the shares of preferred stock in series, to establish from time to time the number of shares to be included in each such series and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof, without any further vote or action by the shareholders.

      At December 31, 1998, there was one share of Series A preferred stock outstanding, which was issued in connection with the 1996 acquisition of FSA. The share of Series A preferred stock had no preferential rights other than the right to cast a number of votes equal to the number of common shares issuable in exchange for certain exchangeable non voting shares of FSA. During 1999, that single preferred share was converted into 437,589 of the Company’s common stock. At December 31, 2001, there was no preferred stock outstanding.

     Company Stock Option Plans

      Under the amended 1997 Plan, the Company has reserved 16.5 million shares for issuance to employees, officers, directors, third party contractors and consultants. The plan provides for an option price no less than 100% of the fair value of the Company’s common stock on the date of grant for incentive stock options granted to employees and officers (including directors who are also employees) or 85% of the fair value on the date of grant for all others. The options may be exercisable immediately, or over time, but generally become exercisable 25% one year after commencing employment or from date of grant and thereafter in monthly increments over three years. All options under the option plan expire ten years after grant.

      Under the Stock Option Plan for Outside Directors, the Company has reserved 1.1 million shares of its common stock for issuance to certain members of its board of directors who are not employees of the Company or any affiliated corporation. The plan provides for an option price at fair value of the Company’s common stock on the date of grant. The initial grant to each outside director generally vests ratably over a three year period. Subsequent option grants will become exercisable after three years from the date of grant. All options under the option plan expire ten years after grant.

      In December 1999, the board of directors approved the 2000 Nonstatutory Stock Option Plan. Under the plan, as amended in January 2001, the Company has reserved 8.5 million shares of its common stock for issuance to employees, officers, directors, third party contracts and consultants. The plan provides for an option price at fair value of the Company’s common stock on the date of grant. The options become exercisable over a period of four years: 25% vest one year from the date of grant and the remaining become exercisable ratably in monthly increments over three years. All options under the option plan expire ten years after grant.

NETWORKS ASSOCIATES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Aggregate activity under the Company’s stock option plans is as follows (in thousands, except per share data):

		Outstanding Options

					Weighted
					Average
	Shares Available	Number of			Exercise
	For Grant	Shares	Price Per Share	Aggregate Price	Price

Balances, December 31, 1998	2,283	19,320	$0.06 - $121.80	$584,154	$30.24
Additional options reserved	9,200	—		—	—
Options granted	(16,882)	16,882	$11.00 - $ 56.00	242,970	$14.39
Options exercised	—	(1,196)	$0.06 - $ 44.00	(18,414)	$15.40
Options canceled	14,922	(14,922)	$0.48 - $121.80	(482,452)	$32.33

Balances, December 31, 1999	9,523	20,084	$0.06 - $ 56.00	326,258	$16.24
Additional options reserved	6,000	—		—	—
Option plan expirations	(1,808)	—		—	—
Options granted	(8,478)	8,478	$3.31 - $ 36.69	184,852	$21.80
Options exercised	—	(3,036)	$0.48 - $ 28.17	(32,296)	$10.64
Options canceled	5,272	(5,272)	$0.65 - $ 56.00	(100,372)	$19.04

Balances, December 31, 2000	10,509	20,254	$0.23 - $ 44.58	378,442	$18.68
Additional options reserved	13,500	—		—	—
Option plan expirations	(155)	—		—	—
Options granted	(18,487)	18,487	$0.01 - $ 27.20	127,401	$6.89
Options exercised	—	(3,233)	$0.01 - $ 24.50	(29,444)	$9.11
Options canceled	3,737	(3,737)	$4.19 - $ 44.50	(54,906)	$14.69

Balances, December 31, 2001	9,104	31,771	$0.23 - $ 48.72	$421,493	$13.27

      At December 31, 2001, approximately 10.9 million options to purchase common stock of the Company were exercisable at an average exercise price of $20.01. During 2001, the Company used approximately 3.2 million shares of treasury stock to fulfill employee option exercises and shares issued under the employee stock purchase plan.

      At December 31, 2000, approximately 9.2 million outstanding options to purchase common stock of the Company were exercisable at an average exercise price of $17.93. During 2000, the Company used approximately 3.7 million shares of treasury stock to fulfill employee option exercises and shares issued under the employee stock purchase plan.

      At December 31, 1999, approximately 8.1 million outstanding options to purchase common stock of the Company were exercisable at an average exercise price of $16.98.

NETWORKS ASSOCIATES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      For various price ranges, weighted average characteristics of outstanding stock options of the Company at December 31, 2001 were as follows (in thousands, except per share data):

	Options Outstanding
				Options Exercisable
		Weighted
		Average	Weighted		Weighted
		Remaining	Average		Average
Range of	Number	Contractual	Exercise	Number	Exercise
Exercise Prices	Outstanding	Life (Yrs)	Price	Exercisable	Price

$ 0.01 – $12.18	18,005	8.3	$6.21	3,643	$9.83
$12.19 – $24.36	7,130	8.5	$17.76	2,179	$18.09
$24.37 – $36.54	6,422	4.2	$27.67	4,920	$27.59
$36.55 – $48.72	214	6.4	$42.95	172	$43.00

	31,771			10,914

     McAfee.com Stock Option Plans

      In January 1999, the McAfee.com’s board of directors approved the 1999 Stock Plan (the “McAfee Plan”), as amended June 19, 1999. Under the McAfee Plan, McAfee.com has reserved 10.9 million shares of its Class A common stock for issuance to employees, officers, directors and consultants. The McAfee Plan also provides for automatic annual increases to be added at the annual stockholder’s meeting, equal to the lower of: (a) 2.5 million shares of Class A common stock, (b) 5% of the outstanding shares of all Class A common stock on that date, or (c) an amount determined by the McAfee.com’s board of directors. The McAfee Plan provides for an option price no less than 100% of the fair market value of McAfee.com’s common stock on the date of grant for incentive stock options granted to employees and officers (including directors who are also employees) or 85% of the fair market value on the date of grant for all others. The options may be exercisable immediately, or become exercisable over time, generally 25% one year after commencing employment or from date of grants and thereafter in monthly increments over three years. All options under the McAfee Plan expire ten years after grant. Unvested options on termination of employment are canceled and returned to the McAfee Plan.

      In September 1999, McAfee.com adopted the 1999 Director Option Plan. McAfee.com has reserved 150,000 shares of its Class A common stock for issuance under the plan to certain members of its board of directors who are not employees of McAfee.com or any affiliated corporation. Under this plan the number of shares reserved will automatically increase at the date of the McAfee.com Annual Stockholder’s Meeting by the number of shares required to restore the reserve available for new options to 150,000 shares. Each outside director will automatically be granted an option to purchase 40,000 shares of McAfee.com’s Class A common stock on the date at which they become a director. Each anniversary thereafter, each outside director will automatically be granted an option to purchase 10,000 shares of McAfee.com’s Class A common stock. Both the initial and subsequent grants become exercisable at a rate of 25% after one year and  1/48 each month thereafter. All options under granted expire ten years after grant. Unvested options on termination of employment are canceled and returned to the Director Option Plan. Aggregate activity under the McAfee.com stock option plans is as follows (in thousands, except per share data):

NETWORKS ASSOCIATES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Outstanding Options

	Shares				Weighted
	Available				Average
	for	Number of		Aggregate	Exercise
	Grant	Shares	Price Per Share	Price	Price

Balances, Inception
Additional options reserved	8,538	—		$—
Options granted — company employees	(3,482)	3,482	$3.67 – $44.00	18,806	$5.40
Options granted — NAI officers and employees	(3,809)	3,809	$3.67 – $12.00	15,295	$4.02
Options exercised — company employees	—	—		—
Options exercised — NAI officers and employees	—	(19)	$ 6.55	(123)	$6.55
Options canceled — company employees	227	(227)	$4.64 – $12.00	(1,464)	$6.46
Options canceled — NAI officers and employees	1,710	(1,710)	$4.00	(6,270)	$3.67

Balances, December 31, 1999	3,184	5,335	$3.67 – $44.00	26,244	$4.92
Additional options reserved	2,335	—		—
Options granted — company employees	(1,295)	1,295	$3.13 – $50.38	24,026	$18.55
Options exercised — company employees	—	(321)	$4.64 – $ 6.55	(1,499)	$4.67
Options exercised — NAI officers and employees	—	(384)	$3.67 – $12.00	(1,962)	$5.11
Options canceled — company employees	816	(816)	$4.64 – $50.38	(10,022)	$12.28
Options canceled — NAI officers and employees	7	(7)	$6.55 – $12.00	(54)	$7.71

Balances, December 31, 2000	5,047	5,102	$3.13 – $50.38	36,733	$7.20
Additional options reserved	2,110	—		—
Options granted — company employees	(1,968)	1,968	$4.75 – $35.13	16,593	$8.44
Options exercised — company employees	—	(833)	$3.67 – $28.81	(5,744)	$6.89
Options exercised — NAI officers and employees	—	(1,615)	$3.67 – $12.00	(6,363)	$3.94
Options canceled — company employees	769	(769)	$3.13 – $49.06	(6,408)	$8.34
Options canceled — NAI officers and employees	33	(33)	$6.55 – $12.00	(234)	$7.09

Balances, December 31, 2001	5,991	3,820	$3.13 – $49.06	$34,577	$8.58

      At December 31, 2001, 2000 and 1999, approximately 778,000, 2.5 million and 2.1 million McAfee.com options were exercisable at weighted average exercise prices per share of $7.22, $4.39 and $4.28.

NETWORKS ASSOCIATES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      For various price ranges, weighted average characteristics of outstanding stock options of McAfee.com at December 31, 2001 were as follows (in thousands, except per share data):

	Options Outstanding
				Options Exercisable
		Weighted
		Average	Weighted		Weighted
		Remaining	Average		Average
Range of	Number	Contractual	Exercise	Number	Exercise
Exercise Prices	Outstanding	Life (Yrs)	Price	Exercisable	Price

$ 0.01 – $ 3.13	192	8.99	$3.13	48	$3.13
$ 3.14 – $ 3.67	704	7.04	$3.67	460	$3.67
$ 3.68 – $ 4.64	268	7.57	$4.64	20	$4.64
$ 4.65 – $ 7.88	1,518	8.76	$5.66	133	$6.74
$ 7.89 – $16.80	511	9.34	$12.79	17	$13.31
$16.81 – $25.00	365	8.78	$21.31	72	$20.93
$25.01 – $48.09	262	9.35	$29.04	28	$37.72

	3,820			778

     Proforma Stock Compensation Disclosure

      The fair value of options granted by the Company and McAfee.com has been calculated using the Black-Scholes option pricing model using the multiple option approach. A typical option grant vests over a four-year period. Parameters for the option analysis are listed below.

	2001	2000	1999

The Company:
Risk free interest rate	4.24%	6.31%	5.47%
Expected life (years)	4	4	4
Volatility	0.84	0.91	0.97
Dividend yield	—	—	—

      The weighted average expected life of the option grants was estimated based on examination of previously exercised options over the life of the program. Volatility for the Company was estimated on a monthly basis since the Company became public in October of 1992. The average volatility for the 48 month period from January 1998 through December 2001 was 94.6%. The Company has not paid a dividend, and has no plans to do so.

      The weighted average fair value of options granted by the Company at fair value in 2001, 2000 and 1999 was $4.86, $16.07 and $10.11, respectively.

      The weighted average fair value of options granted by the Company to employees below fair value during 1999 was $9.52. No options were granted to employees below fair value during 2001 and 2000.

NETWORKS ASSOCIATES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

     McAfee.com:

	Options Granted to			Options Granted to
	Employees			Non-employees

	2001	2000	1999	2001	2000	1999

Risk free interest rate	4.49%	5.23%	5.40%	5.25%	—	5.40%
Expected life (yrs)	5.0	5.0	5.0	10.0	—	0.9
Volatility	167%	201%	85%	167%	—	76%
Dividend yield	—	—	—	—	—	—

      The weighted average expected life of the option grants was estimated based on historical exercise patterns. For 1999, volatility for McAfee.com was estimated based on the weighted average volatility of five public companies in similar business to McAfee.com. McAfee.com has not paid a dividend and has no plans to do so.

      The weighted average grant date fair value of options granted by McAfee.com to employees in 2001 and 2000 were $8.44 and $17.54, respectively.

      The Company and McAfee.com have also estimated the fair value of purchase rights issued under their employee stock purchase plans. Rights under these plans were also valued using the Black-Scholes option pricing model. Parameters for the purchase rights analysis are listed below:

     The Company:

	February	August	February	August	February	August
	2001	2001	2000	2000	1999	1999

Risk Free Interest Rate	4.28%	3.08%	6.31%	6.31%	4.52%	5.01%
Expected Life	6, 12 mos.	6, 12 mos.	6, 12 mos.	6, 12 mos.	6, 12 mos.	6, 12 mos.
Volatility	0.84	0.84	0.91	0.91	0.66	0.66
Dividend Yield	—	—	—	—	—	—

      The weighted average fair value of rights issued pursuant to the Company’s employee stock purchase plans in 2001, 2000, and 1999, was $7.75, $9.44, and $21.43, respectively.

     McAfee.com:

	2001	2000	1999

Risk free interest rate	3.27%	6.03%	5.40%
Expected life (yrs)	6 months	6 months	6 months
Volatility	145%	201%	85%
Dividend yield	—	—	—

      The weighted average fair value of rights issued by McAfee.com pursuant to its employee stock purchase plan in 2001 was $5.30.

NETWORKS ASSOCIATES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      For pro forma purposes, the compensation costs for the 1997 Plan, the Stock Option Plan for Outside Directors, the 2000 Nonstatutory Stock Option Plan, the 1994 ESPP, the McAfee Plan, the McAfee Director Option Plan and 1999 Purchase Plan has been determined based on fair value at the grant date for awards from 1997 through 2001 consistent with the provisions of SFAS No. 123, the Company’s net loss, basic and diluted loss per share would have been as follows:

	2001	2000	1999

		(As Restated	(As Restated
		See Note 3)	See Note 3)
Net loss — pro forma (thousands)	$(224,125)	$(242,518)	$(203,651)
Net loss per share — basic and diluted — pro forma	$(1.63)	$(1.76)	$(1.47)

      The impact on pro forma loss per share and net loss in the table above may not be indicative of the effect in future years as options vest over several years and the Company continues to grant stock options to new employees. This policy may or may not continue.

     Stock Repurchase Plan and Put Options

      In May 1999, the board of directors authorized the Company to repurchase up to $100 million of its common stock in the open market. In July 2000, the board of directors authorized the Company to repurchase additional common stock of up to $50.0 million in the open market. Through December 31, 2001, the Company repurchased 5.0 million shares of its common stock bringing total cash outlay to date to approximately $112.9 million. The timing and size of any future stock repurchases are subject to market conditions, stock prices, the Company’s cash position and other cash requirements. Such repurchases are intended to cover the Company’s reissuances under the Employee Stock Purchase Plan (ESPP), the 1997 Plan, and issuances related to potential mergers and acquisitions.

      On August 2, 1999, February 16, 2000 and May 31, 2000, the Company sold “European style” put options for 3 million shares of the Company’s common stock as part of its stock repurchase plan. On August 3, 2000, put options sold on August 2, 1999 for 1.0 million shares were exercised in the Company’s stock. In February 2001, the Company settled the remaining put options, which resulted in the purchase of 2.0 million shares of the Company’s stock for approximately $53.8 million.

     Preferred Shares Rights Agreement

      On October 19, 1998, pursuant to a Preferred Shares Rights Agreement between the Company and BankBoston, N.A. as Rights Agent, the Board of Directors of the Company announced that it had declared a dividend distribution of one preferred share purchase right (a “Right”) on each outstanding share of the Company’s common stock. Each Right will entitle stockholders to buy one one-thousandth of a share of the Company’s Series B Participating Preferred Stock at an exercise price of $200.00. The Rights will become exercisable following the tenth day after a person or group announces the acquisition of 15% or more of the Company’s common stock or announces commencement of a tender or exchange offer, the consummation of which would result in ownership by the person or group of 15% or more of the common stock of the Company. The Company will be entitled to redeem the Rights at $0.01 per Right at any time on or before the tenth day following acquisition by a person or group of 15% or more of the Company’s common stock. The dividend distribution was made on November 3, 1998, payable to the stockholders of record on November 3, 1998. The Rights will expire on October 20, 2008.

NETWORKS ASSOCIATES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

14.     Provision for Income Taxes

      Loss before income taxes, minority interest and extraordinary item was earned in the following jurisdictions (in thousands):

	2001	2000	1999

		(As Restated	(As Restated
		See Note 3)	See Note 3)
Domestic	$(104,972)	$(83,822)	$(249,520)
Foreign	13,589	(28,554)	88,798

	$(91,383)	$(112,376)	$(160,722)

      Significant components of the provision (benefit) for income taxes attributable to continuing operations are as follows (in thousands):

	Years Ended December 31,

	2001	2000	1999

		(As Restated	(As Restated
		See Note 3)	See Note 3)
Federal:
Current(1)	$4,333	$2,949	$30,565
Deferred	(11,971)	(18,594)	(68,659)

Total Federal	(7,638)	(15,645)	(38,094)
State:
Current(2)	482	275	216
Deferred	(1,663)	(4,465)	(5,160)

Total State	(1,181)	(4,190)	(4,944)
Foreign:
Current	14,356	39,423	47,569
Deferred	5,872	(3,084)	(8,028)

Total Foreign	20,228	36,339	39,541

Provision for income taxes	$11,409	$16,504	$(3,497)

(1)	Net of tax benefit from utilization of net operating losses carry forward of $11.3 million in 2001 and zero in 2000 and 1999.

(2)	Net of tax benefit from utilization of net operating losses carry forward of $5.0 million in 2001 and zero in 2000 and 1999.

NETWORKS ASSOCIATES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Significant components of net deferred tax assets are as follows (in thousands):

	Years Ended December 31,

	2001	2000

	(As Restated	(As Restated
	See Note 3)	See Note 3)
Deferred revenue	$76,543	$25,372
State taxes	—	110
Accrued liabilities and allowances	63,410	61,290
Depreciation and amortization	89,100	83,327
Tax credits	108,683	90,524
Net operating loss carryover	25,102	68,386

	362,838	329,009
Valuation allowance	(135,570)	(121,977)

	227,268	207,032
Deferred liability	20,445	7,971

Net deferred tax asset	$206,823	$199,061

Current portion	$142,869	$86,771
Noncurrent portion	63,954	112,290

	$206,823	$199,061

      Realization of net deferred tax assets of $206.8 million as of December 31, 2001 is dependent on generating sufficient future taxable income, which is not assured. The amount of the deferred tax asset realizable, however, could be reduced in the near term if estimates of future taxable income are reduced. A valuation allowance has been recorded as a result of uncertainties related to certain deferred tax asset, primarily foreign tax credits.

      At December 31, 2001, the Company has available net operating loss carry-forwards for income tax purposes of approximately $69.8 million; U.S. federal losses of approximately $59.6 million, which expire from 2009 to 2021, and foreign losses of approximately $10.2 million, which have no expiration.

      U.S. income taxes were not provided for on a cumulative total of approximately $25.2 million of undistributed earnings for certain non-U.S. subsidiaries. The Company intends to reinvest these earnings indefinitely in operations outside the United States.

      The Company’s effective tax rate on income before income taxes differs from the U.S. Federal statutory regular tax rate as follows:

	Years Ended December 31,

	2001	2000	1999

		(As Restated	(As Restated
		See Note 3)	See Note 3)
U.S. Federal income tax benefit at statutory rate	$(31,984)	$(39,332)	$(56,253)
State benefit	(3,681)	(4,790)	(6,597)
Non deductible acquisition and other costs	12,063	13,733	43,371
Foreign earnings taxed at rates different than the U.S. rate	15,473	(337)	8,462
Goodwill and other permanent differences	24,853	25,354	21,020

NETWORKS ASSOCIATES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Years Ended December 31,

	2001	2000	1999

		(As Restated	(As Restated
		See Note 3)	See Note 3)
Tax credits	(5,315)	(4,583)	(13,500)
Subsidiary losses not benefitted	—	26,459	—

	$11,409	$16,504	$(3,497)

      The tax benefit associated with stock option exercises from employee stock plans reduced taxes currently payable for 2001 by $5.4 million. Such benefit was recorded to additional paid-in capital.

15.     Net Loss Per Share

      A reconciliation of the numerator and denominator of basic and diluted net loss per share is provided as follows (in thousands, except per share amounts):

	Years Ended December 31,

	2001	2000	1999

		(As Restated	(As Restated
		See Note 3)	See Note 3)
Numerator — Basic
Loss before extraordinary item	$(102,381)	$(123,926)	$(156,885)
Extraordinary item — gain on redemption of debt, net of tax	1,731	—	—

Net loss	$(100,650)	$(123,926)	$(156,885)

Numerator — Diluted
Loss before extraordinary item	$(102,381)	$(123,926)	$(156,885)
Interest on convertible debentures(1)	—	—	—

Loss before extraordinary item, adjusted	(102,381)	(123,926)	(156,885)
Extraordinary item — gain on redemption of debt, net of tax	1,731	—	—

Net loss, adjusted	$(100,650)	$(123,926)	$(156,885)

Denominator — Basic
Weighted average shares of common stock outstanding	138,172	138,072	138,695
Less: weighted average shares of common stock subject to repurchase	(325)	—	—

Basic weighted average common shares outstanding	137,847	138,072	138,695

Denominator — Diluted
Basic weighted average common shares outstanding	137,847	138,072	138,695
Effective of dilutive securities:
Common stock options(2)	—	—	—
Warrants(3)	—	—	—

Diluted weighted average shares	137,847	138,072	138,695

NETWORKS ASSOCIATES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Years Ended December 31,

	2001	2000	1999

		(As Restated	(As Restated
		See Note 3)	See Note 3)
Basic net loss per share:
Loss before extraordinary item	$(0.74)	$(0.90)	$(1.13)
Extraordinary item — gain on redemption of debt, net of taxes	.01	—	—

Net loss per share — Basic	$(0.73)	$(0.90)	$(1.13)

Diluted net loss per share:
Loss before extraordinary item	$(0.74)	$(0.90)	$(1.13)
Extraordinary item — gain on redemption of debt, net of taxes	0.01	—	—

Net loss per share — Diluted	$(0.73)	$(0.90)	$(1.13)

(1)	Convertible debt interest and related as-if converted shares were excluded from the calculation since the effect was anti-dilutive. The total number of shares excluded from the calculation related to as-if converted shares was 23.3 million for 2001 and 7.6 million for 2000 and 1999.

(2)	At December 31, 2001, 2000 and 1999, 31.8 million, 20.3 million and 20.1 million options to purchase common stock, respectively, were excluded from the calculation since the effect was anti-dilutive.

(3)	At December 31, 2001, warrants to purchase 254,167 shares of the Company’s common stock were excluded from the determination of diluted net loss per share as the effect of such warrants is anti-dilutive.

16.     Business Segment and Major Customer Information

      The Company has concluded that it has two businesses consisting of the Infrastructure business (“Infrastructure”) and McAfee.com. The Infrastructure business markets and sells computer security, management and availability software and hardware for corporate and government users. McAfee.com markets and sells PC security and management software on the Internet to consumers and small to medium-sized businesses. Management measures profitability based on these two businesses; however, within the Infrastructure business the Company’s operating segments are defined by six geographic regions. The segments are evidence of the operating structure of the Company’s internal organization. The Company operates in one industry: computer security, management, and availability software, hardware and related services for, primarily, corporate and government users.

      The Infrastructure business markets and sells, through its geographic segments, anti-virus and security software, hardware and services; network management software, hardware and services; and help desk software and services. These products and services are marketed and sold through a direct sales force to corporate and government users, as well as, through resellers, distributors, systems integrators and retailers, worldwide. In addition, the Infrastructure business includes managed security and availability applications to corporations and governments on the Internet.

      McAfee.com is an application service provider targeted at consumers and small to medium-sized businesses. The McAfee.com web site provides a suite of online products and services personalized for the user based on the user’s PC configuration, attached peripherals and resident software.

      Following is the summary of the Company’s revenue and operating income (losses) by business and by geographic segment. The accounting policies of the businesses and geographic segments are the same as

NETWORKS ASSOCIATES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

disclosed in Note 2 to these Notes to Consolidated Financial Statements. To reconcile to the consolidated financial statements, where applicable, “Corporate” represents costs and expenses associated with corporate activities. Corporate activities include general and administrative expenses; corporate marketing expenses of $48.6 million and $52.0 million in 2001 and 2000, respectively; amortization of intangibles; stock-based compensation charges; and acquisition, restructuring and other related costs. These corporate expenses are not considered attributable to any specific geographic segment. Summarized financial information concerning the Company’s net revenue and operating income (losses) by business and geographic segment is as follows (in thousands):

	Years Ended December 31,

	2001	2000

		(As Restated
	(As	and
	Reclassified	Reclassified
	See Note 3)	See Note 3)
Net revenue by segment:
United States	$467,522	$383,772
Europe	189,040	161,214
Japan	28,597	40,343
Canada	24,017	17,496
Asia-Pacific (excluding Japan)	23,353	31,598
Latin America	16,421	16,453

Infrastructure net revenue	748,950	650,876
McAfee.com net revenue	62,024	46,866

Net revenue	$810,974	$697,742

Operating income (loss) by segment:
United States	$64,508	$(5,328)
Europe	54,461	35,387
Japan	(2,815)	14,979
Canada	11,090	7,809
Asia-Pacific (excluding Japan)	2,924	7,879
Latin America	4,777	2,432
Corporate	(216,719)	(200,379)

Infrastructure operating loss	(81,774)	(137,221)
McAfee.com operating loss	(192)	(31,971)

Operating loss	$(81,966)	$(169,192)

      Net revenue and operating expenses for geographic segments are not presented for 1999 as it is impracticable to do so. However, 1999 net revenues for the Infrastructure business and McAfee.com were $586.5 million and $24.5 million, respectively, and 1999 operating losses for the Infrastructure business and McAfee.com were $139.6 million and $28.3 million, respectively. For 1999, revenue by domestic (United States) and international amounted to $340.4 million and $270.6 million, respectively.

      Following is a summary of the Company’s long-lived assets and total assets by business and by geographic segment. Long-lived assets are capital expenditures, including land purchases, and do not include intangibles. Assets purchased to support Infrastructure general and administrative activities, including land purchases, are included in “Corporate” in the “Long-lived assets” table below. Assets purchased to support Infrastructure

NETWORKS ASSOCIATES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

general and administrative activities, including land purchases, and Infrastructure intangibles are included in “Corporate” in the “Total assets” table, below. These corporate assets are not assigned to any specific geographic segment. Summarized financial information concerning the Company’s long-lived assets and total assets by business and geographic segment is as follows (in thousands):

	December 31,

	2001	2000

Total long-lived assets by segment:
United States	$15,203	$16,651
Europe	6,143	8,957
Japan	3,652	2,669
Canada	246	307
Asia-Pacific (excluding Japan)	1,866	1,806
Latin America	231	198
Corporate	34,936	36,869

Infrastructure long-lived assets	62,277	67,457
McAfee.com long-lived assets	6,177	8,042

Total long-lived assets	$68,454	$75,499

Total assets by segment, as restated:
United States	$1,099,802	$823,164
Europe	166,380	172,250
Japan	20,906	38,669
Canada	4,990	5,787
Asia-Pacific (excluding Japan)	4,844	3,976
Latin America	5,440	5,275
Corporate	207,098	244,367

Infrastructure assets	1,509,460	1,293,488
McAfee.com assets	124,444	98,132

Total assets	$1,633,904	$1,391,620

NETWORKS ASSOCIATES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Revenue information on a product and service basis is as follows for the years ended December 31 (in thousands):

	2001	2000	1999

	(As Reclassified	(As Restated	(As Restated
	See Note 3)	and	and
		Reclassified	Reclassified
		See Note 3)	See Note 3)
Software licenses	$372,316	$305,822	$270,064
Maintenance	177,720	160,662	157,887
Hardware	84,185	80,755	42,189
Retail	67,221	58,444	76,786
Consulting	39,766	34,578	27,311
Training	19,161	18,542	22,255
Hosting arrangements	40,789	25,996	2,118
Other	9,816	12,943	12,374

Total	$810,974	$697,742	$610,984

      At December 31, 2001, one customer had an accounts receivable balance greater than 10% of the Company’s total accounts receivable balance. At December 31, 2000, two customers had accounts receivable balances greater than 10% of the Company’s total accounts receivable balance. During 2001 and 2000, one customer accounted for 28% and 21%, respectively, of the total revenue for each year. The revenue derived from this customer is reported in the Infrastructure business, mainly in the United States and Europe segments. No customer accounted for more than 10% of the total revenue in 1999.

      During 2001, 2000 and 1999, the Company sold receivables aggregating approximately zero, $12.7 million and $48.0 million, respectively. These receivables were sold at a customary discount of up to 3.5% of face amount without recourse to the Company. The discounts were recorded as an operating expense. As of December 31, 2000 and 1999, no receivables sold in 2000 or 1999, as applicable, remained outstanding.

17.     Litigation

     General

      From time to time, the Company has been subject to litigation including the pending litigation described below. The Company’s current estimated range of liability related to some of the pending litigation below is based on claims for which management can estimate the amount and range of loss. The Company has recorded the minimum estimated liability related to those claims, where there is a range of loss. Because of the uncertainties related to both the amount and range of loss on the remaining pending litigation, management is unable to make a reasonable estimate of the liability that could result from an unfavorable outcome. As additional information becomes available, the Company will assess its potential liability and revise its estimates. Pending or future litigation could be costly, could cause the diversion of management’s attention and could upon resolution, have a material adverse effect on the our business, results of operations, financial condition and cash flow.

      In addition, the Company is engaged in certain legal and administrative proceedings incidental to our normal business activities and believes that these matters will not have a material adverse effect on our financial position, results of operations or cash flow.

NETWORKS ASSOCIATES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

     Securities Cases

      Between December 29, 2000 and February 7, 2001, the Company and certain of its current and former officers and directors were named in securities class action lawsuits filed in the United States District Court for the Northern District of California. On September 24, 2001, a consolidated class action complaint was filed which asserts claims against the Company, William Larson, Prabhat Goyal and Peter Watkins on behalf of a putative class of persons who purchased the Company’s stock between July 19 and December 26, 2000. The complaint assert causes of action (and seeks unspecified damages) for alleged violations of Exchange Act Section 10(b)/ SEC Rule 10b-5 and Exchange Act Section 20(a). In particular, the complaint alleges that defendants engaged in improper practices designed to increase the Company’s revenues and earnings and that, as a result of those practices, the Company’s class period financial statements were false and misleading and failed to comply with Generally Accepted Accounting Principles (GAAP). Defendants’ filed a motion to dismiss plaintiff’s consolidated complaint on October 29, 2001 and plaintiff filed its opposition to the motion to dismiss on December 21, 2001.

      On February 5, 2001, the Company was nominally sued in a derivative lawsuit filed in the Superior Court in Santa Clara County. The lawsuit, encaptioned Mean Ann Krim v. William L. Larson, et al., Case No. CV795734, asserts claims against William Larson, Peter Watkins, Prabhat Goyal, Leslie Denend, Virginia Gemmell, Edwin Harper, Enzo Torresi, and others for breach of fiduciary duty, unjust enrichment. In particular, the complaints allege that the defendants engaged in a course of conduct by which they improperly accounted for revenue from software license sales, and that, as a result of their actions, certain of the Company’s financial statements were false and misleading and not in compliance with GAAP. The complaint seeks an unspecified amount of damages. Nominal defendant the Company filed a demurrer to the complaint on May 21, 2001. A hearing on the demurrer was held on June 29, 2001. On July 24, 2001, the Court sustained the demurrer with leave to amend. By Order dated August 21, 2001, the Court granted plaintiff limited discovery for purposes of amending the complaint to meet the demand futility test imposed by Delaware law. The Court’s Order set a deadline of October 26, 2001 for the filing of the amended complaint. On December 26, 2001, plaintiff filed an amended complaint. By stipulation, nominal defendant the Company’s demurrer is due on January 30, 2002.

     Other Litigation

      Crawford v. Digital River, Inc. et al., Case No. 1:01CV01770 RWR; United States District Court, District of Columbia. On August 21, 2001, Christopher Crawford filed a complaint for patent infringement of US Patent 6,014,651. The complaint alleges that seven different defendants, including the Company, infringe US Patent 6,014,651. The complaint alleges that the Company infringes the patent through several web sites, including the websites at www.nai.com and www.mcafee.com. The Company answered the complaint on September 12, 2001 in which the alleged patent infringement was denied. The other defendants have answered the complaint. An initial scheduling conference is scheduled for November 27, 2001, and prior to that date, counsel for plaintiff and defendants will meet and confer according to the court’s rules.

      Foremost Systems v. Network Associates, No. CV 777301 (Santa Clara County). A former agent of the Company in India, Foremost Systems Pvt. Ltd., filed this action on October 14, 1998, in California State court and filed a Second Amended Complaint on February 18, 2000. The Company removed the action to the United States District Court, Northern District of California, San Jose Division. The Second Amended Complaint alleges that the Company wrongly terminated Foremost Systems in breach of their agency agreement and, in addition, contains counts for breach of oral contract, promissory estoppel, intentional and negligent misrepresentation, breach of fiduciary duty, tortious interference with contractual relations, unfair competition, and racketeering in violation of 18 U.S.C. 1962 et seq. The parties held a preliminary mediation session in this matter on April 5, 2000 and attended a full session on March 12, 2001. Discovery is ongoing.

NETWORKS ASSOCIATES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      ESniff. On June 5, 2001, eSniff, Inc. (“eSniff”) filed a complaint in U.S. District Court for the District of Colorado, Case No. 01-D-1024, seeking a declaratory judgment that its use of the ESNIFF trade name and trademark does not infringe the Company’s SNIFFER mark. On June 13, 2001, the Company and Networks Associates Technology, Inc. filed a complaint in the U.S. District Court in the Northern District of California, Case No. C01-20537 PVT, against eSniff for trademark infringement, trademark dilution, and unfair competition under federal and California state law related to use of the ESNIFF name and mark. On November 26, 2001, while both motions were pending, the parties reached a settlement of both lawsuits. As part of the settlement, eSniff acknowledged that SNIFFER is a strong, famous, and distinctive mark and agreed to discontinue its use of ESNIFF.

      Homenexus Inc. f/k/a HomeRun Network, Inc. v. DirectWeb, Inc., et al, No. 99-CV-2316 (CRW) (E.D. Pa.). In this action, filed in federal court in the Eastern District of Pennsylvania on May 5, 1999, plaintiff Homenexus alleges that DirectWeb successfully conspired with all defendants, including the Company and William Larson, to wrongly misappropriate plaintiff’s purported proprietary business plan and to deliberately infringe plaintiff’s purported trade dress in its alleged web-site. The complaint further alleges that all defendants conspired to commit, and did commit, the torts of conversion and unfair competition. Plaintiff filed an amended complaint on June 21, 2000, adding a new defendant, Riaz Karamali.

18.     Related Party Transactions

      The Company purchased 3,948,199 shares of Series A Preferred Stock of DirectWeb, Inc. for $2.5 million, and 4,615,385 shares of Series B Preferred Stock for $6.0 million in 1999. In connection with the formation of DirectWeb, the Company received a warrant to acquire 3,175,000 shares of DirectWeb common stock for total consideration of $317.50. Prior to the transactions described below, on an as converted basis and excluding shares that may be acquired upon exercise of its warrant, the Company’s total DirectWeb investment represented approximately 12.3% of DirectWeb’s outstanding capital stock. With respect to this balance, approximately 35.2% was owned by William L. Larson, a DirectWeb founder and the Company’s former Chief Executive Officer; 35.4% was owned by Dennis Cline, a DirectWeb founder and the Company’s former Vice President of Worldwide Sales; and 17.1% was owned by unrelated third party investors who, along with the Company, invested in DirectWeb’s Series A and Series B Preferred Stock.

      In November 1999, the Company sold its 12.3% ownership to Dennis Cline, resulting in a net loss of $2.5 million to the Company. At the time, the Company also agreed to exchange its warrant to acquire 3,175,000 shares of DirectWeb common stock for a warrant to acquire $2 million worth of DirectWeb Series C preferred stock at the same price per share as paid by the Series C preferred stock investors. William L. Larson sold approximately 83.0% of his stake in DirectWeb to Dennis Cline in November 1999. He retained an approximately 5.9% ownership interest in DirectWeb.

19.     Stock-Based Compensation

      The Company has recorded stock based compensation charges of $24.7 million, $8.7 million and $15.6 million in 2001, 2000 and 1999 respectively. Stock-based compensation charges relate to the repricing of employee stock options and the issuance of McAfee.com stock options to the Company’s executives and employees, as well as non-recurring stock compensation charges primarily related to executive compensation.

NETWORKS ASSOCIATES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Stock based compensation charges are made up of the following for the years presented (in thousands):

	Years Ended December 31,

	2001	2000	1999

Repriced options	$17,396	$8,714	$8,834
McAfee.com options and shares issued to Network Associates personnel	—	—	6,736
Warrants to outside consultants	1,049	—	—
Former executives	2,668	—	—
New executives	3,080	—	—
PGP restructuring	519	—	—

Total stock-based compensation	$24,712	$8,714	$15,570

      Repriced Options. On April 22, 1999, the Company offered to substantially all of its employees, excluding executive officers, the right to cancel certain outstanding stock options and receive new options with an exercise price of $11.063, the then current fair market value of the stock. Options to purchase a total of 10.3 million shares were cancelled and the same number of new options were granted. These new options vest at the same rate that they would have vested under previous option plans and are subject to variable accounting. Accordingly, the Company has and will continue to remeasure compensation cost for the repriced options until these options are exercised, canceled, or forfeited without replacement. The first valuation period began July 1, 2000.

      Subsequent to April 22, 1999, some employees, who received repriced options became employees of McAfee.com. In connection with this transfer their repriced options were canceled and replaced with options for McAfee.com stock. Variable plan accounting as described above, also applies to these replacement options and variable charges will be recorded based on the movements in the fair value of McAfee.com common stock from July 1, 2000.

      The amount of stock compensation recorded has and will be based on any excess of the closing stock price at the end of the reporting period or date of exercise, forfeiture or cancellation without replacement, if earlier, over the fair value of the Company’s or McAfee.com’s common stock on July 1, 2000, which was $20.375 and $26.063, respectively. The resulting compensation charge to earnings will be recorded over the remaining vesting period, using the accelerated method of amortization discussed in FASB Interpretation No. 28, “Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans.” When options are fully vested, the charge will be recorded to earnings immediately. At December 31, 2001 these options are substantially fully vested. Depending upon movements in the market value of the Company’s common stock, this accounting treatment may result in significant additional stock-based compensation charges in future periods.

      During 2001 and 2000, the Company incurred charges to earnings of approximately $15.6 million and $2.0 million related to options subject to variable plan accounting. For 2001 and 2000, the Company’s stock compensation charges related to options subject to variable plan accounting were based on a year end per share price of the Company’s stock of $25.85 and $4.19, respectively and a per share price of McAfee.com stock of $33.91 and $5.00, respectively. As of December 31, 2001 the Company and McAfee.com had options to purchase 2.2 million shares and 0.2 million shares respectively, which were outstanding and subject to variable plan accounting.

      The Company also incurred a stock-based compensation charge in connection with the initial issuance of the repriced options. This charge was calculated based on the difference between the exercise price of the new

NETWORKS ASSOCIATES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

options and their market value on the date of acceptance by employees. Approximately $1.8 million, $6.7 million and $8.8 million was expensed during 2001, 2000 and 1999, respectively.

      McAfee.com Options and Shares Issued to Network Associates Personnel. During 1999, McAfee.com granted 1.7 million options to purchase shares of its Class A common stock and 379,000 shares of its Class A common stock to executives and employees of Network Associates. In connection with these grants, McAfee.com recorded a stock based compensation charge of $6.7 million.

      Warrants to Outside Consultants. In January 2001, upon completion of the search for the Company’s chief executive officer, the Company issued warrants to a retained executive search firm for services performed. The warrants, if exercised, can be exchanged for 166,667 shares of the Company’s common stock. The weighted-average exercise price of the underlying shares is $2.97 per share. The warrants are immediately exercisable and expire in January 2004. The combined fair value of the warrants was determined to be approximately $530,000 and was estimated using the Black-Scholes model with the following assumptions: risk free interest rate of 4.82%; contractual life of 3 years; dividend yield of 0%; and expected volatility of 91%. The fair market value of the warrants was included as stock compensation during 2001 and included in general and administrative expenses in the accompanying statement of operations.

      In April 2001, upon completion of the search for the Company’s chief financial officer, the Company issued warrants to a retained executive search firm for services performed. The warrants, if exercised, can be exchanged for 66,667 shares of the Company’s common stock. The weighted-average exercise price of the underlying shares is $4.50 per share. The warrants are immediately exercisable and expire in April 2004. The combined fair value of the warrants was determined to be approximately $280,000 and was estimated using the Black-Scholes model with the following assumptions: risk free interest rate of 4.27%; contractual life of 3 years; dividend yield of 0%; and expected volatility of 91%. The fair market value of the warrants was included as a stock compensation charge during 2001 and included in general and administrative expenses in the accompanying statement of operations.

      In November 2001, upon completion of the search for two executives for international operations, the Company issued warrants to a retained executive search firm for services performed. The warrants, if exercised, can be exchanged for 20,833 shares of the Company’s common stock. The weighted-average exercise price of the underlying shares is $19.64 per share. The warrants are immediately exercisable and expire in 2004. The combined fair value of the warrants was determined to be approximately $239,000 and was estimated using the Black-Scholes model with the following assumptions: risk free interest rate of 4.36%; contractual life of 3 years; dividend yield of 0%; and expected volatility of 84%. The fair market value of the warrants was included as a stock compensation charge during 2001 and included in general and administrative expenses in the accompanying statement of operations.

      All the above warrants have been included in Stockholders’ Equity.

      Former Executives. In January 2001, the Company’s board of directors appointed the Company’s new chief executive officer and president. Effective January 2001, the Company’s former chief executive officer, former chief financial officer, and former president and chief operating officer, became special advisors. Options held by these individuals continue to vest during 2001 while they each served during their one-year terms as special advisors. As a result, the Company recorded a one-time stock compensation charge of approximately $603,000 during 2001.

      In December 2001, the Company terminated the employment of three sales executives. Upon termination, the options held by these executives were modified. As a result, the Company recorded a one-time stock compensation charge of $2.1 million during 2001.

      New Executives. On January 3, 2001, the Company entered into an employment agreement with George Samenuk to become the Company’s chief executive officer. In accordance with the terms of the agreement, the

NETWORKS ASSOCIATES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Company issued 400,000 shares of restricted stock to Mr. Samenuk. The price of the underlying shares is $0.01 per share. The shares will vest and the Company’s right to repurchase such shares will lapse as follows: 12.5% on the first four quarterly anniversaries of Mr. Samenuk’s employment with the Company with the remaining 50% on the second year anniversary of Mr. Samenuk’s employment with the Company. The fair value of the restricted stock was determined to be approximately $1.7 million and was estimated based on the difference between the exercise price of the restricted stock and the fair market value of the Company’s common stock on Mr. Samenuk’s employment commencement date. During 2001, the Company recorded approximately $836,000 related to stock compensation associated with Mr. Samenuk’s restricted stock.

      On April 3, 2001 the Company entered into an employment agreement with Stephen C. Richards to become executive vice president and chief financial officer. In accordance with the terms of the agreement, the Company issued 50,000 shares of common stock to Mr. Richards for $0.01 per share. During 2001, the Company recorded approximately $350,000 related to stock compensation associated with Mr. Richards’ stock.

      On October 30, 2001 the Company entered into an employment agreement with Arthur R. Matin to become executive the president of the Company’s McAfee product group. In accordance with the terms of the agreement, the Company issued 100,000 shares of common stock to Mr. Matin for $0.01 per share. During 2001, the Company recorded approximately $1.9 million related to stock compensation associated with Mr. Matin’s stock.

      PGP Restructuring. In connection with the integration of the PGP product group the Company accelerated the vesting of 45,600 options to purchase the Company’s common stock held by the 100 employees terminated during 2001. As a result of this modification, the Company recorded a stock based compensation charge of $519,000 within restructuring expense in the statement of operations. The charge was calculated based on the intrinsic value of the modified options on the date the acceleration was approved by the Board of Directors. (See Note 8 to these Notes to Consolidated Financial Statements).

20.     Fixed Assets Sale-Leaseback

      On September 20, 1999, the Company sold approximately $6.5 million of fixed assets, consisting mostly of computer equipment, to a third party and leased them back under an operating lease. The initial term of the lease is 12 months, with an option to renew the lease for an additional 12 months. In October 2000, the Company repurchased the fixed assets for approximately $5.2 million.

21.   Goodwill and Other Intangible Assets

In July 2001, the FASB issued SFAS 142 (see Note 2 to these Notes to consolidated financial statements). The Company adopted SFAS 142 effective January 1, 2002 and as a result ceased to amortize goodwill of approximately $156.9 million.

A reconciliation of previously reported net loss and net loss per share to amounts adjusted for goodwill amortization, net of related income tax is as follows (in thousands, except per share amounts):

	Years Ended December 31,
	2001	2000	1999
Loss before extraordinary item

Net Loss, as reported	$(102,381)	$(123,926)	$(156,885)

Add: goodwill amortization, net of tax	48,723	50,162	44,597

Adjusted loss before extraordinary item	$(53,658)	$(73,764)	$(112,288)

Net Loss

Net Loss, as reported	$(100,650)	$(123,926)	$(156,885)

Add: goodwill amortization, net of tax	48,723	50,162	44,597

Adjusted net loss	$(51,927)	$(73,764)	$(112,288)

Loss before extraordinary item per share — Basic and Diluted

Loss before extraordinary item, as reported	$(0.74)	$(0.90)	$(1.13)

Effect of goodwill amortization	0.35	0.37	0.32

Adjusted loss before extraordinary item per share — basic and diluted	(0.39)	(0.53)	(0.81)

Net Loss per share — Basic and Diluted

Net loss, as reported	(0.73)	(0.90)	(1.13)

Effect of goodwill amortization	0.35	0.37	0.32

Adjusted net loss per share – basic and diluted	$(0.38)	$(0.53)	$(0.81)

22.     Subsequent Events

      On January 15, 2002, the Company’s board of directors approved a grant of 50,000 shares of restricted stock to George Samenuk, the Company’s chief executive officer. The price of the underlying shares is $0.01 per share. The Company’s right to repurchase such shares will lapse on January 15, 2005. The fair value of the restricted stock was determined to be approximately $1.4 million and was estimated based on the difference between the exercise price of the restricted stock and the fair market value of the Company’s common stock on January 15, 2002. This amount will be recorded as compensation expense over the period the Company’s right to repurchase lapses.

ITEM 7. EXHIBITS

23.1   Consent of PricewaterhouseCoopers LLP, independent accountants

SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, and the results and regulations promulgated thereunder, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NETWORKS ASSOCIATES, INC.

/s/ STEPHEN C. RICHARDS
	Name: Title:	Stephen C. Richards Chief Operating Officer and Chief Financial Officer

Date: July 3, 2002

EXHIBIT INDEX

EXHIBITS.

23.1   Consent of PricewaterhouseCoopers LLP, independent accountants